Exhibit 2.1

STOCK PURCHASE AND SALE AGREEMENT

by and among

Energy Equity Partners, L.P.,

as “Seller,”

Certain of the limited partners of Energy Equity Partners, L.P. named herein for the limited purposes set forth in the Agreement,

as the “Individual Owners”

and

Clearfield Energy, Inc.,

Clearfield Holdings, Inc.,

West Virginia Oil Gathering Corporation,

Appalachian Oil Purchasers, Inc.,

Kentucky Oil Gathering Corporation,

Ohio Oil Gathering Corporation II,

Ohio Oil Gathering Corporation III,

OOGC Disposal Company I,

M&B Gas Services, Inc.

Clearfield Ohio Holdings, Inc.,

Pike Natural Gas Company,

Eastern Natural Gas Company and

Southeastern Natural Gas Company

as the “Companies,”

and

Crosstex Energy Services, L.P.,

as “Buyer”

Dated May 7, 2012

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ii

EXHIBITS:

Exhibit A —                               Form of Transition Services Agreement Schedule

Exhibit B —                                 Form of Park Consulting Agreement

Exhibit C —                                 Form of Dickstein Shapiro LLP Opinion

Exhibit D —                                Agreement of Owners

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STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT dated as of May 7, 2012, is made by and among Energy Equity Partners, L.P., a Delaware limited partnership (“Seller”), the “Individual Owners” (as defined in Article XII), solely for the purposes of Section 7.14(a), Section 7.15, and Article X of this Agreement and, with respect to Michael A. Park only, Section 7.13, and Clearfield Energy, Inc., a Pennsylvania corporation (“Clearfield Energy”), Clearfield Holdings, Inc., a Delaware corporation (“Clearfield Holdings”), West Virginia Oil Gathering Corporation, a West Virginia corporation (“WV Gathering”), Appalachian Oil Purchasers, Inc. a Delaware corporation (“Appalachian Oil”), Kentucky Oil Gathering Corporation, a Kentucky corporation (“KY Gathering”), Ohio Oil Gathering Corporation II, a Delaware corporation (“OH Gathering II”), Ohio Oil Gathering Corporation III, a Delaware corporation (“OH Gathering III”), OOGC Disposal Company I, an Ohio corporation (“OOGC”), M&B Gas Services, Inc., a Delaware corporation (“M&B”), Clearfield Ohio Holdings, Inc., an Ohio corporation (“Clearfield Ohio”), Pike Natural Gas Company, an Ohio corporation (“Pike”), Eastern Natural Gas Company, an Ohio corporation (“Eastern”) and Southeastern Natural Gas Company, an Ohio corporation (“Southeastern”) (Clearfield Energy, Clearfield Holdings, WV Gathering, Appalachian Oil, KY Gathering, OH Gathering II, OH Gathering III, OOGC, M&B, Clearfield Ohio, Pike, Eastern and Southeastern sometimes being referred to in this Agreement individually as a “Company” and collectively as the “Companies”), and Crosstex Energy Services, L.P., a Delaware limited partnership (“Buyer”).

RECITALS:

Seller is the owner of all of issued and outstanding common stock of Clearfield Energy (the “Clearfield Stock”).

Clearfield Energy is the direct or indirect owner of all of the issued and outstanding common stock of each of the other Companies (collectively the “Subsidiary Stock”).

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Clearfield Stock on the terms and conditions set forth herein.

Each Company desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain covenants and agreements with Buyer.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Seller, the Companies and Buyer do hereby agree as follows:

ARTICLE I
TERMS OF THE TRANSACTION

Section 1.1                                   Agreement to Purchase and Sell Clearfield Stock.  Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth and subject to the terms and provisions herein, the Clearfield Stock.

Section 1.2                                   Purchase Price.  In consideration of the sale of the Clearfield Stock to Buyer, and subject to the terms and conditions set forth herein, Buyer will pay to Seller an aggregate cash purchase price of $210,000,000 (the “Purchase Price”).  The Purchase Price, as adjusted pursuant to Section 1.3, is the “Adjusted Purchase Price.”

Section 1.3                                   Potential Adjustments to the Purchase Price.

(a)                                  The Purchase Price will be:

(i)                                     increased by the amount of any positive Working Capital;

(ii)                                  decreased by the amount of any negative Working Capital;

(iii)                               increased by the amount of capital expenditures made by the Companies between January 1, 2012 and the Closing Date and approved by Buyer;

(iv)                              increased by any amounts under Section 7.18 of this Agreement;

(v)                                 decreased by any amounts under Section 7.19 of this Agreement; and

(vi)                              increased or decreased as otherwise mutually agreed upon in writing by Seller and Buyer.

(b)                                 No later than five (5) Business Days prior to the Closing Date, Seller will prepare and submit to Buyer a statement setting forth, in reasonable detail, Seller’s good faith and reasonable computation of the estimated adjustments to the Purchase Price as provided in Section 1.3(a), including the estimated Working Capital of the Companies (“Estimated Closing Working Capital”), derived from an estimated consolidated balance sheet of the Companies as of immediately prior to the Effective Time (the “Estimated Closing Balance Sheet”).  The Estimated Closing Balance Sheet and Estimated Closing Working Capital shall be prepared by Seller using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company’s Financial Information (as defined in Section 4.9) as if such Estimated Closing Balance Sheet and Estimated Closing Working Capital were being prepared as of a fiscal year end.  Seller will furnish to Buyer, together with such computation, copies of back-up and other supporting information and such other documentation as Buyer may reasonably request that reasonably supports such computation. Buyer will have three (3) Business Days after receipt of Seller’s statement to review such statement.  If Buyer fails to give notice of objection within the three (3) Business Day period, then Seller’s statement will be used for the purpose of determining the Adjusted Purchase Price.  If Buyer, in good faith, objects to any portion of such statement, it will notify Seller in writing (setting forth, in reasonable detail, the reasons for such objections and, to the extent reasonably determinable by Buyer, Buyer’s computation of the adjustments to the Purchase Price) within three (3) Business Days of receipt of Seller’s statement, and Buyer and Seller will endeavor in good faith to resolve any disputed matters prior to Closing.  If Buyer and Seller resolve all disputed matters prior to the Closing Date, the Adjusted Purchase Price at Closing will be that mutually agreed amount.  If Buyer and Seller are unable to so resolve all disputed matters prior to Closing, the Adjusted Purchase Price at Closing will be based on Seller’s statement (including any amount still being disputed by Buyer, but as adjusted to reflect all matters mutually agreed upon).  At least three (3) Business Days prior to the Closing Date, Seller will notify Buyer in writing of wiring instructions for payment.

(c)                                  Within ninety (90) days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a statement (the “Final Settlement Statement”) setting forth the amount of the final adjustments to the Purchase Price determined reasonably and in good faith in accordance with Section 1.3(a) (together with supporting documentation used by Buyer in calculating each such amount and otherwise in preparing the Final Settlement Statement and such other documentation as Seller may reasonably request). The Final Settlement Statement shall be prepared by Buyer using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company’s Financial Information as if such Estimated Closing Balance Sheet and Estimated Closing Working Capital were being prepared as of a fiscal year end.  Seller will cooperate in good faith with Buyer in the preparation of the Final Settlement Statement, and will promptly, but in any event within ten (10) days after request, provide Buyer with, or access to, all documentation related to the Final Settlement Statement reasonably requested by Buyer.  Within thirty (30) days after the Final Settlement Statement is delivered to Seller, Seller will complete its examination thereof and may deliver to Buyer a written report setting forth in reasonable detail any objections or, to the extent reasonably determinable by Seller, proposed adjustments to the Final Settlement Statement (the “Objection Notice”).  Any objections or proposed adjustments that are not included in a proper Objection Notice delivered to Buyer within thirty (30) days after Seller’s receipt of the Final Settlement Statement are irrevocably waived and released by Seller.  Seller and Buyer will each use Reasonable Efforts to resolve any objections to the Final Settlement Statement as described in the Objection Notice.  If final resolution of such objections is not obtained within thirty (30) days following the delivery of the Objection Notice, Seller and Buyer will refer any unresolved objections to the Referral Firm for its resolution.  The resolution by the Referral Firm will be binding on Seller and Buyer, and will be final and non-appealable.  The scope of the Referral Firm’s engagement shall be limited to the resolution of the items described in the Objection Notice and the corresponding calculation of the adjustments pursuant to Section 1.3(a). In resolving any disputed item, the Referral Firm (i) shall be bound by the provisions of this Section 1.3 and (ii) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party.  Seller will bear 50%, and Buyer will bear 50%, of the fees and expenses of the Referral Firm.

(d)                                 Upon the resolution of the adjustments to the Purchase Price in accordance with Section 1.3(c) (whether by agreement of Seller and Buyer (including Seller’s failure to timely deliver an Objection Notice) or as determined by the Referral Firm), the amount of the Purchase Price as so adjusted will be the “Post-Closing Adjusted Purchase Price.”  If the Post-Closing Adjusted Purchase Price exceeds the Adjusted Purchase Price at Closing, Buyer will pay Seller the amount by which the Post-Closing Adjusted Purchase Price exceeds the Adjusted Purchase Price. If the Post-Closing Adjusted Purchase Price is less than the Adjusted Purchase Price at Closing, Seller will pay Buyer the amount by which the Adjusted Purchase Price exceeds the Post-Closing Adjusted Purchase Price.  If requested by Buyer, Buyer and Seller will issue written disbursement instructions to the issuer of the Letter of Credit for the release of funds from the Letter of Credit to Buyer in such amount.

(e)                                  Within three (3) Business Days from the determination of the Post-Closing Adjusted Purchase Price, Buyer and Seller will issue written instructions and make payment of any amounts owed in accordance with Section 1.3(d), together with interest thereon from the Closing Date to the date of payment thereof at the “Prime Rate” as reported in the Wall Street Journal at the time payment is due.  Upon the resolution of the adjustments to the Purchase Price in accordance with Section 1.3(c) (whether by agreement of Seller and Buyer (including Seller’s failure to timely deliver the Objection Notice) or as determined by the Referral Firm), there will be no further adjustments to the Purchase Price (or Post-Closing Adjusted Purchase Price), except to the extent, and for the purposes, provided in this Agreement.

ARTICLE II
CLOSING; CLOSING DELIVERABLES

Section 2.1                                   The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ballard Spahr LLP in Philadelphia, Pennsylvania, commencing at 10:00 a.m., local time, on: (i) the first (1st) Business Day of the calendar month following the date upon which all conditions to the obligations of Seller and Buyer to consummate these transactions (other than those conditions to be satisfied at Closing by Seller and Buyer) are satisfied or waived, or (ii) such other date as Seller and Buyer mutually agree. The date on which Closing will occur is the “Closing Date.”

Section 2.2                                   Deliveries at the Closing.

(a)                                  At the Closing, Seller will deliver, or cause to be delivered, to Buyer:

(i)                                     the certificates referred to in Section 8.2(c).

(ii)                                  transfer of Clearfield Stock certificates or an assignment executed and delivered by Seller of the Clearfield Stock, in form and substance mutually acceptable to Seller and Buyer and effective as of 9:00 a.m. Eastern time on the Closing Date (the “Effective Time”);

(iii)                               a transition services agreement, in form and substance mutually acceptable to Seller and Buyer for the services generally described in Exhibit A attached hereto (the “Transition Services Agreement”), executed by Seller (or an Affiliate of Seller);

(iv)                              a consulting agreement between Buyer (or an Affiliate of Buyer) and Park Management Company, Inc., a Pennsylvania corporation (“Park Management Company”), substantially in the form attached hereto as Exhibit B (the “Park Consulting Agreement”), executed by Park Management Company;

(v)                                 evidence reasonably satisfactory to Buyer that concurrently with the Closing, all Liens relating to the Clearfield Stock, the Subsidiary Stock and the Assets (other than Permitted Liens) will be released and all debts that are not included in Current Liabilities are paid;

(vi)                              the 2012 Audited Financial Information;

(vii)                           the original minute books of each Company;

(viii)                        copies of all Required Consents, with those consents being in full force and effect at the time of Closing;

(ix)                                a FIRPTA affidavit under U.S. Treasury Regulation Section 1.1445-2(b)(2) certifying the non-foreign status of Seller;

(x)                                   a legal opinion rendered by Dickstein Shapiro LLP, in substantially the form attached as Exhibit C;

(xi)                                an agreement of the Non-Party Owners between Buyer and each such Non-Party Owner, substantially in the form attached hereto as Exhibit D (each an “Agreement of Owners”,  and collectively, the “Agreements of Owners”);

(xii)                             a certificate of the Secretary of State of the jurisdiction of incorporation of each Company as to the legal existence and good standing of each Company;

(xiii)                          the Letter of Credit; and

(xiv)                         other closing deliverables, if any, as agreed by Buyer and Seller.

(b)                                 At the Closing, Buyer will deliver, or cause to be delivered:

(i)                                     to Seller, the certificates referred to in Section 8.1(c);

(ii)                                  to Seller, the Adjusted Purchase Price;

(iii)                               the Transition Services Agreement, executed by Buyer (or an Affiliate of Buyer);

(iv)                              the Park Consulting Agreement, executed by Buyer (or an Affiliate of Buyer);

(v)                                 an assignment of this Agreement to a corporate Affiliate of Buyer in a form reasonably acceptable to Seller executed by Buyer and such corporate Affiliate;

(vi)                              the Agreements of Owners, executed by Buyer; and

(vii)                           other closing deliverables, if any, as agreed by Buyer and Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

Section 3.1                                   Title to Clearfield Stock.  Seller has good, valid, and marketable title to, and is the record and beneficial owner of, all of the Clearfield Stock, free and clear of all Liens, other than (a) restrictions on transfer that may be imposed by federal or state securities laws or the Governing Documents of Clearfield Energy, and (b) restrictions on transfer that are cancelled as of the Closing. Upon consummation of the transactions contemplated hereby, Buyer will acquire good, valid, and marketable title to all of the Clearfield Stock, free and clear of all Liens, other than those that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates.

Section 3.2                                   Organization and Standing.  Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.3                                   Authority.  Seller has all requisite limited partnership power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 3.4                                   Non-Contravention.  Except as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated by this Agreement to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby, (a) do not and will not conflict with or result in a material violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a material default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, contract, agreement, or other material instrument or obligation to which Seller is a party or by which Seller or any of Seller’s properties may be bound, or (b) do not or will not materially violate any Applicable Law binding upon Seller.

Section 3.5                                   Approvals.  Except in connection with the HSR Act or as provided in Section 3.5 of the Disclosure Schedule, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third Person is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party or the consummation by Seller of the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, this Section does not relate to environmental Permits.

Section 3.6                                   Pending Litigation.  There are no Proceedings being contemplated by Seller or, to Seller’s Knowledge, threatened in which Seller is or may be a party affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

Section 3.7                                   Bankruptcy.  There are no bankruptcy, reorganization or receivership Proceedings pending, or, to the Knowledge of Seller, threatened in writing against, Seller or any Company.  Seller believes that the Adjusted Purchase Price payable by Buyer for the Clearfield Stock pursuant to this Agreement represents a fair value of the Companies as a going concern.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Seller represents and warrants to Buyer that:

Section 4.1                                   Organization.  Each Company is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. Except as would not reasonably be expected to have a Material Adverse Effect, each Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. No Proceedings to dissolve any Company are pending, or to the Knowledge of Seller, threatened in writing.

Section 4.2                                   Governing Documents.  The Companies have made available to Buyer (a) accurate and complete copies of the Governing Documents of each Company, as amended to the date hereof, and (b) copies of the minutes (including resolutions and written consents) of all meetings of the respective board of directors (or other similar governing body) of each Company, any committees of such boards or other bodies, and the members, shareholders or other equity holders of each Company (and all consents in lieu of such meetings), to the extent the same exist.

Section 4.3                                   Capital Structure.

(a)                                 Clearfield Energy owns one thousand (1,000) shares of common stock of Clearfield Holdings, $0.01 par value per share, and three hundred twelve (312) shares of common stock of Clearfield Ohio, each without par value, in each case, which is all of the issued and outstanding common stock of that Company.  Clearfield Holdings owns (i) one hundred (100) shares of common stock of WV Gathering, $0.01 par value per share, (ii) one thousand (1,000) shares of common stock of Appalachian Oil, $0.01 par value per share, (iii) one hundred (100) shares of common stock of KY Gathering, $0.01 par value per share, (iv) one thousand (1,000) shares of common stock of OH Gathering II, $1.00 par value per share, and (v) one thousand (1,000) shares of common stock of OH Gathering III, $1.00 par value per share, which, in each case, constitutes all of the issued and outstanding common stock of that Company.  OH Gathering III owns one hundred (100) shares of common stock of OOGC, each without par value, and two hundred (200) shares of common stock of M&B, $1.00 par value per share, which, in each case, constitutes all of the issued and outstanding common stock of that Company.  Clearfield Ohio owns (i) eighty-three thousand six hundred seventy-one (83,671) shares of common stock of Pike, $3.00 par value per share, (ii) one hundred (100) shares of Southeastern, each without par value and (iii) one hundred seventy (170) shares of Eastern, each without par value, which, in each case, constitutes all of the issued and outstanding common stock of that Company.

(b)                                 No stock or other equity of any Company is subject to, nor has any been issued in violation of, preemptive or similar rights.  Except for the Clearfield Stock and the Subsidiary Stock and the rights created by this Agreement, none of the following are outstanding or in existence and there are no outstanding obligations of any Company to repurchase, redeem, or otherwise acquire any: (i) stock or other equity or debt securities of any Company, (ii) securities of any Company convertible into or exchangeable for shares of stock or other securities or equity interests of any Company, (iii) options or other rights to acquire from any Company or Seller, and there is no obligation of any Company to issue or sell, any shares of stock or other securities or equity interests of any Company or any securities of any Company convertible into or exchangeable for such stock or other securities or equity interests, or (iv) equity equivalents, phantom equity rights, appreciation rights, interests in the ownership or earnings, or other similar rights of or with respect to any Company.

Section 4.4                                   Power and Authority.  Each Company has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party. Each Company has all requisite corporate power and authority to conduct its business generally in the manner that it is currently being conducted. The execution, delivery, and performance by each Company of this Agreement and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party have been duly authorized by all necessary action of such Company.

Section 4.5                                   Valid and Binding Agreement.  This Agreement has been duly executed and delivered by each Company and constitutes, and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by such Company, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 4.6                                   Non-Contravention.  Except as set forth in Section 4.6 of the Disclosure Schedule, the execution, delivery, and performance by Seller and each Company of its respective obligations under this Agreement and each other agreement, instrument, or document executed or to be executed by Seller or any Company in connection with the transactions contemplated by this Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a material violation of such Company’s Governing Documents, (b) result in a material breach or material violation of, or constitute (with or without the giving of notice or the passage of time or both) a material default under, or give rise (with or without the giving of notice or the passage of time or both) to, any right of termination, cancellation, or acceleration under, any Company Contract or Material Company Permit, (c) result in the creation or imposition of any Lien (other than Permitted Liens) on the Clearfield Stock, any Company’s properties or other assets, or (d) materially violate any Applicable Law binding upon any Company.

Section 4.7                                   Approvals.  Except in connection with the HSR Act or as set forth in Section 4.7 of the Disclosure Schedule, the execution, delivery, or performance by Seller and each Company of its obligations under this Agreement, each other agreement, instrument, or document executed or to be executed by any Company in connection with the transactions contemplated hereby to which it is a party or the consummation of the transactions contemplated hereby and thereby does not require any waiver, consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity.  Notwithstanding the foregoing, this Section does not relate to environmental Permits.

Section 4.8                                   Subsidiaries.  Except for the Companies, no Company owns, directly or indirectly, any capital stock of, or other equity or ownership interest in, any Person.

Section 4.9                                   Financial Information.  Immediately following the Effective Time, other than any Indebtedness of the Companies that Buyer or any of its Affiliates causes to the Companies to incur, the Companies will not have any Indebtedness.  Section 4.9 of the Disclosure Schedule sets forth accurate and complete copies of the consolidated audited financial statements of the Companies for the fiscal year ended March 31, 2011 and consolidated unaudited financial statements of the Companies for the fiscal year ended March 31, 2012 (the “Financial Information”).  Except as set forth on Section 4.9 of the Disclosure Schedule, the Financial Information, and upon delivery of the 2012 Audited Financials by Seller to Buyer, the 2012 Audited Financial Information, (a) has been prepared from the books and records of the Companies on an accrual basis of accounting applied on a consistent basis throughout the periods involved, (b) is complete and correct in all material respects, and (c) subject to the assumptions and limitations set forth therein, fairly presents in all material respects, all in accordance with GAAP, the financial position and results of operations relating to the Companies as of the dates thereof and for the applicable periods, provided that the Financial Information for the fiscal year ended March 31, 2012 is subject to normal recurring year-end adjustments and does not include footnotes.  The Companies do not have any Indebtedness or other liabilities or obligations, whether accrued, absolute, secured, unsecured, contingent or otherwise that are required under GAAP to be reflected on a balance sheet or the notes thereto other than those (i) specifically reflected on and fully reserved against in the Financial Information, and, upon delivery of the 2012 Audited Financials by Seller to Buyer, the 2012 Audited Financial Information, (ii) incurred in the Ordinary Course of Business since March 31, 2012 that in the aggregate are not material to the Companies, taken as a whole or (iii) that are immaterial to the Companies, taken as a whole.

Section 4.10                            Proceedings.  Except as set forth in Section 4.10 of the Disclosure Schedule, to Seller’s Knowledge, there are no material Proceedings pending or being contemplated by, or, to the Knowledge of Seller, threatened, against or affecting, any Company, or any of its properties or the Assets. There are no Proceedings pending or, to the Knowledge of Seller, threatened, in which the Company is or may be a party affecting the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company.  None of the Companies are bound by any Order that:  (a) requires further performance, and (b) was issued only (i) to one or more of the Companies, Seller or any of its Affiliates and that affects the Assets, or (ii) with respect to the Assets.

Section 4.11                            Compliance with Laws; Permits.  Except as set forth in Section 4.11 of the Disclosure Schedule, (a) each Company is currently in compliance in all material respects with all Applicable Laws, and (b) neither Seller nor any Company has received at any time during the last four (4) years any written notice, and there is no currently pending notice (whether received prior to or during such four (4)-year period), from any Governmental Entity or any other Person that any Company is in material violation of, or has materially violated, any Applicable Laws.  Except as set forth in Section 4.11 of the Disclosure Schedule, each Company has in effect all material federal, state and local governmental Permits required for it to own, lease or operate its properties and assets and to carry on its business, in each case as now conducted, including those Permits that are listed in Section 4.11 of the Disclosure Schedule (such Permits listed in Section 4.11 of the Disclosure Schedule being the “Material Company Permits”), and there has occurred no material default under any Material Company Permit. Neither the execution and delivery of this Agreement by Seller or the Companies nor the consummation by Seller or the Companies of the transactions contemplated hereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any Material Company Permit. To the Knowledge of Seller, the Material Company Permits are in full force and effect and no Company has received any written notice from any Governmental Entity or other Person that such Governmental Entity or other Person intends to revoke, not renew or adversely modify any Material Company Permit in any manner.  Notwithstanding the foregoing, this Section does not relate to Taxes or environmental Permits or other environmental matters.

Section 4.12                            Taxes.  Except as disclosed in Section 4.12 of the Disclosure Schedule:

(a)                                 each Company has duly filed all material federal, state, local and foreign Tax Returns required to be filed by or with respect to such Company with the IRS or other applicable Tax authority and such Tax Returns have been prepared in accordance with Applicable Law in all material respects, and no extensions with respect to such Tax Returns are currently in effect;

(b)                                 each Company (or its Affiliate, as applicable) has paid, or has adequate reserves to pay, all material Taxes due, or claimed by any Taxing authority to be due, from or with respect to such Company;

(c)                                  none of the Tax Returns filed by any Company with respect to the Assets is the subject of any Tax audit which has not yet been resolved and there are no pending material issues that have been raised or material adjustments proposed in writing or, to the Knowledge of Seller, threatened in writing by the IRS or any other Taxing authority in connection with any Tax Returns;

(d)                                 all material Taxes which any Company is required by Applicable Law to withhold and collect have been withheld and collected, and have been paid over to the proper authorities to the extent due and payable and such Company has made all material deposits required with respect to Taxes;

(e)                                  no waiver or extension of any statute of limitations as to any material federal, state, local, or foreign Tax matter has been given by any Company which remains in effect and there are no outstanding written requests for any Company to extend any such statute of limitations;

(f)                                   no portion of the Clearfield Stock, the Subsidiary Stock or any Company’s property or assets or any Asset is subject to any Liens (other than Permitted Liens) due to the non-payment of Taxes;

(g)                                  no Company is a party to or is bound by any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement (whether or not written) with any Person other than another Company and no Company has any liability for Taxes of any other Person (other than another Company) under the Code or any analogous provision of any other Governmental Entity;

(h)                                 since its formation, no Company has engaged (and the Assets have not been used) in a trade or business or a permanent establishment in any jurisdiction other than the United States, and no Company has, within the last five (5) years, been subject to taxation (including any withholding tax) in any jurisdiction other than the (i) United States or (ii) a jurisdiction in the United States;

(i)                                     no Company or Seller is a “foreign person” as defined in Code Section 1445(f)(3);

(j)                                    no Company has engaged in any transaction described in Treasury Regulation Section 1.6011-4(b);

(k)                                 no Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) installment sale or open transaction disposition made on or prior to the Effective Time, or (ii) prepaid amount received on or prior to the Effective Time;

(l)                                     no Company has received written notice from any jurisdiction asserting that the Company was required to file any Tax Return that has not been filed; and

(m)                             For purposes of this Section, a Tax is due (and must therefore either be paid or adequately reserved against) only on the last date payment of such Tax can be made without interest or penalties, whether such payment is due in respect of estimated Taxes, withholding Taxes, required Tax credits or any other Tax.

Section 4.13                            Contracts.

(a)                                 Section 4.13 of the Disclosure Schedule sets forth a complete and accurate list of all the following agreements to which any Company is a party or bound or by which any of its properties or assets are subject, and, with respect to the agreements required to be identified under Section 4.13(a)(i), Section 4.13(a)(ii), Section 4.13(a)(iv), and Section 4.13(a)(v), which of those agreements, if any, will be terminated on or before the Closing Date:

(i)                                     any contract covering compensation, employment or service of any director, officer or employee of any Company (other than at-will arrangements) or relating to any loan from any Company to any officer, director or Affiliate of the Company which is outstanding as of the date hereof;

(ii)                                  any indenture, mortgage, loan, credit or similar contract under which any Company granted any Lien on any of the Assets or has borrowed money, issued any note, bond, indenture or other evidence of indebtedness for borrowed money or sold and leased back assets;

(iii)                               any current Hedge to which any Company is a party;

(iv)                              any current guarantee by any Company of any obligation of another (including that of another Company);

(v)                                 any current contract with Seller or any Affiliate of Seller;

(vi)                              any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay or any other employee right or benefit;

(vii)                           any Commercial Contract (whether or not that Company Contract is currently in effect) under which Seller or any Company made expenditures of $100,000 or more in any 12-month period during the prior 3 years or which Seller or any Company reasonably expects will require expenditures of $100,000 or more by a Company in any 12-month period ending after the Closing Date;

(viii)                        any Commercial Contract (whether or not that Company Contract is currently in effect) under which Seller or any Company received revenues of $100,000 or more in any 12-month period during the prior 3 years or which Seller or any Company reasonably expects will generate revenues of $100,000 or more by a Company in any 12-month period ending after the Closing Date;

(ix)                              any agreement (other than Commercial Contracts, and whether or not that agreement is currently in effect) under which Seller or any Company made expenditures of $100,000 or more in any 12-month period during the prior 3 years or which Seller or any Company reasonably expects will require expenditures of $100,000 or more by a Company in any 12-month period ending after the Closing Date;

(x)                                 any agreement (other than Commercial Contracts, and whether or not that agreement is currently in effect) under which Seller or any Company received revenues of $100,000 or more in any 12-month period during the prior 3 years or which Seller or any Company reasonably expects will generate revenues of $100,000 or more by a Company in any 12-month period ending after the Closing Date;

(xi)                              any agreement of indemnification outside the Ordinary Course of Business;

(xii)                           any agreements for the acquisition (whether by merger, consolidation or otherwise) of assets or equity interests of any Person entered into during the previous four (4) years and other than agreements disclosed under clauses (vii) or (ix) above;

(xiii)                        any agreements for the divestiture (whether by merger, consolidation or otherwise) of any assets or equity interests of any Company entered into during the previous four (4) years and other than agreements disclosed under clauses (viii) or (x) above;

(xiv)                       any agreements for the settlement or resolution of claims, actions, suits, demands, assessments, Proceedings, audits, fines, settlements, or judgments entered into during the previous four (4) years or have any continuing obligations or restrictions by, or with respect to, any of the Companies following the Closing Date;

(xv)                          any currently outstanding surety bonds, letters of credit, guaranties or similar arrangements provided by or for the benefit of any Company; and

(xvi)                       any agreement that limits, impedes, interferes with or restricts the ability of any Company to compete in or enter into or do any line of business in any geographic area.

The contracts, agreements and arrangements described in clauses (i) through (xvi) of this Section 4.13(a) are collectively the “Company Contracts.”  The Companies have furnished Buyer true, correct and complete copies of each Company Contract and all written amendments, waivers and modifications thereof.

(b)                                 Except as set forth in Section 4.13(b) of the Disclosure Schedule and other than Company Contracts described in Section 4.13(a)(i), Section 4.13(a)(ii), Section 4.13(a)(iv), and Section 4.13(a)(v) that will terminate as of the Closing Date, all Company Contracts are valid and binding agreements of the respective Company and, to the Knowledge of Seller, enforceable against the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).  Each Company is in material compliance with and has performed all material obligations required to have been performed under the respective Company Contracts.  No event has occurred, which after notice or lapse of time, or both, would constitute a material default by any Company, or to the Knowledge of Seller, any other party to a Company Contract.  Prior to the execution of this Agreement, the Companies have furnished to Buyer true, correct and complete copies of each Company Contract and all written amendments, waivers and modifications thereto.

(c)                                  Section 4.13(c) of the Disclosure Schedule sets forth a list of the top two (2) customers (based on revenue to the Companies for the calendar year ended December 31, 2011) (each, a “Key Customer”) and the top five (5) producers (based on expenditures by the Companies for the calendar year ended December 31, 2011) (each, a “Key Producer”).  No Key Customer or Key Producer has (a) terminated or, to Seller’s Knowledge, threatened to terminate, under a Commercial Contract, its purchases from or provision of products and services to any Company that would result in a material decrease in revenues under that Commercial Contract, or (b) reduced or, to Seller’s Knowledge, threatened to reduce, its contractual volume commitment under a Commercial Contract to any Company that would result in a material decrease in revenues under that Commercial Contract.

Section 4.14                            Environmental Matters.

(a)                                 Except as set forth in Section 4.14(a) of the Disclosure Schedule, to Seller’s Knowledge, each Company, is and has been for the three year period prior to the date hereof in material compliance with all applicable Environmental Laws.

(b)                                 Except as set forth in Section 4.14(b) of the Disclosure Schedule, neither Seller nor any Company has received any written, nor, to the Knowledge of Seller, verbal, order, notice or other communication regarding any currently unresolved violation of any applicable Environmental Laws relating to any Company or any of the Assets from (i) any Governmental Entity, (ii) the current or prior owner of any of the Assets, or (iii) any other Person.

(c)                                  Each Company has in effect all material federal, state and local Permits required under Environmental Laws (all of which are listed in Section 4.14(c) of the Disclosure Schedule) (“Environmental Permits”) that are necessary for it to own, lease or operate its properties and assets, and to carry on its business, in each case as now conducted and each Company is in material compliance with all Environmental Permits.

(d)                                 Except as set forth in Section 4.14(d) of the Disclosure Schedule, the Companies have, to Seller’s Knowledge, provided to Buyer true, correct and complete copies of all environmental audits, assessments, and other reports and studies conducted during the last ten years in the Companies’ possession or control describing the environmental conditions of the Assets or that materially bear on the Environmental Liabilities of any Company, and to Seller’s Knowledge, there are no other such reports and studies.

(e)                                  No Company has entered into or agreed to any outstanding written consent arrangement with any Governmental Entity under any Environmental Law nor, to Seller’s Knowledge, is any Company subject to any other outstanding written consent arrangement with any Governmental Entity under any Environmental Law.

(f)                                   Except as described in Section 4.14(f) of the Disclosure Schedule, to Seller’s Knowledge, no Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released Hazardous Substances except in material compliance with Environmental Laws.

(g)                                  For purposes of this Section 4.14, “Environmental Liabilities” means any Damages or other responsibility arising from or under any Environmental Law and consisting of or relating to:

(i)                                     any environmental conditions or pollution (including on-site or off-site contamination and environmental regulation of chemical substances or products);

(ii)                                  fines, penalties, judgments, awards, settlements, legal, or administrative Proceedings, damages, losses, claims, demands and response action, investigative, remedial, or inspection costs and expenses arising under Environmental Law; or

(iii)                               any other compliance, corrective, investigative or remedial measures required under Environmental Law.

(h)                                 The terms “remedial” and “response action” include the types of activities covered by the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended (the “RCRA”) and the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended (the “CAA”).

Section 4.15                            Insurance.  Section 4.15 of the Disclosure Schedule is a list of all policies of insurance owned or held by Seller, the Companies or any of their Affiliates that insure the Assets. Except as set forth in Section 4.15 of the Disclosure Schedule, there are no claims pending under such policies. To the Knowledge of Seller, such policies are in full force and effect, and satisfy in all material respects all requirements of Applicable Law and any agreements to which any Company is a party.

Section 4.16                            Employee Related Matters.

(a)                                 Within one (1) Business Day following execution of this Agreement, Seller will complete and provide Buyer Section 4.16(a) of the Disclosure Schedule, which will set forth a list of: (i) each employee of the Companies (each being a “Company Employee”); (ii) the name of the employer of each Company Employee and the location of that Company Employee’s employment; (iii) the date of hire of each Company Employee; (iv) the rate of remuneration for each Company Employee (which employee remuneration will be the remuneration previously provided to Buyer, subject to ordinary annual employee salary adjustments); and (v) the accrued vacation, sick leave and other paid-time-off for each Company Employee as of the date such list is provided.  Except as otherwise set forth in Section 4.16(a) of the Disclosure Schedule, no Company Employee has any agreement or contract, written or oral, regarding his or her employment with any Company.  Additionally, Section 4.16(a) of the Disclosure Schedule sets forth (x) a description of any contract covering services and compensation of any Person engaged by a Company as an independent contractor or in such other non-employee capacity and (y) a list of each employee of Seller or other Affiliate of the Companies (other than Company Employees), if any, that provides services to the Companies (each being an “Affiliate Employee”).

(b)                                 Section 4.16(b) of the Disclosure Schedule sets forth a list of each Employee Benefit Plan.  None of the Companies has any binding obligation arising from any communication to any Company Employee or to any other person to materially modify any Employee Benefit Plan or to establish or implement any other material benefit plan, program, or arrangement.

(c)                                  Each Employee Benefit Plan has been maintained, operated, and administered in all material respects in accordance with such Employee Benefit Plan’s respective terms, and in material compliance with all Applicable Laws, including ERISA and the Code.  Seller has delivered to Buyer true and complete copies of the following: (i) the governing documents (such as written plans, policies, programs or arrangements) and amendments thereto, for all such Employee Benefit Plans, and any related trust agreements, annuity contracts or other funding instruments (other than any plan set forth in Section 4.16(f) of the Disclosure Schedule); (ii) the latest IRS determination letter, if any, obtained with respect to any such Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; (iii) all current summary plan descriptions for each Employee Benefit Plan for which a summary plan description is required, if any, and current written summaries prepared for each other Employee Benefit Plan, if any, distributed to participants and beneficiaries; (iv) any written summaries of material modification concerning the Employee Benefit Plans; (v) the most recent Form 5500 annual reports, including all attachments, filed with the U.S. Department of Labor; and (vi) the most current actuarial valuation or financial statement for each Employee Benefit Plan.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received, from the Internal Revenue Service, a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and Seller is not aware of any circumstances likely to result in revocation of any such letter.  With respect to each such Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, except as set forth in Section 4.16(c) of the Disclosure Schedule, to the Knowledge of Seller, no event has occurred or condition exists that could adversely affect the qualified status of any such Qualified Plan.

(d)                                 None of the Employee Benefit Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA.  Neither the Companies nor any entity treated as a single employer with any of the Companies for purposes of Section 414 of the Code (an “ERISA Affiliate”) has within the last six years had an obligation to contribute to, or any contingent liability with respect to, a “multiemployer plan” as defined in Section 3(37) of ERISA.

(e)                                  There are no Qualified Plans other than the Seller Profit Sharing Plan and the Seller Pension Plan.  In the last six years, no Companies or any ERISA Affiliate has had an obligation to contribute to, or any contingent liability with respect to, a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the minimum funding standards of Section 302 and Section 303 of ERISA or Section 412 and 430 of the Code, other than the Seller Profit Sharing Plan and the Seller Pension Plan.  No Employee Benefit Plan that is subject to Title IV of ERISA has, within the past six years, been terminated and no proceedings have been instituted by the Pension Benefit Guaranty Corporation to terminate any such Employee Benefit Plan.  No material liability has been incurred or is reasonably expected to be incurred under Title IV of ERISA with respect to any Employee Benefit Plan.

(f)                                   Except as set forth in Section 4.16(f) of the Disclosure Schedule, with respect to any Employee Benefit Plan that provides welfare benefits of the type described in Section 3(1) of ERISA, no such plan provides medical or death benefits (whether or not insured) with respect to current or former employees or partners of the Companies or their ERISA Affiliates beyond their termination of employment, other than coverage mandated by Sections 601 - 608 of ERISA and Section 4980B of the Code or similar applicable state law.

(g)                                  To the Knowledge of Seller, no condition exists with respect to any Employee Benefit Plan that could result in the Companies becoming liable directly or indirectly (by indemnification or otherwise) for any material liability, except as has already been satisfied.

(h)                                 Each Employee Benefit Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance, and complies in form, with the requirements of, Section 409A of the Code.

(i)                                     The consummation of the transactions contemplated by this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to any “disqualified individual” pursuant to Section 4999 of the Code.

(j)                                    Except as set forth in Section 4.16(j) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees or other service providers of the Companies or their ERISA Affiliates to severance pay or severance benefits, (ii) accelerate the time of payment or vesting, trigger any payment of compensation or benefits (other than pursuant to the applicable transactions contemplated in Section 7.6 hereof) or forgiveness of indebtedness under, increase the amount payable under or trigger any other obligation pursuant to, any of the Compensation and Benefit Plans, (iii) obligate Buyer to continue any of the Compensation and Benefit Plans (other than pursuant to the applicable transactions contemplated in Section 7.6 hereof) or (iv) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

(k)                                 No condition exists that would prevent the amendment or termination of any Employee Benefit Plan assumed or continued by the Buyer pursuant to the transactions contemplated by this Agreement (including, but not limited to, any Employee Benefit Plan set forth in Section 4.16(f) of the Disclosure Schedule) without material liability, other than the (x) obligation for ordinary benefits accrued prior to the termination of such Employee Benefit Plan;

and (y) payment of any insurance premiums and plan administration fees for the remaining term of the applicable contract.

(l)                                     To the Knowledge of Seller, no person who was engaged by any of the Companies as an independent contractor or in any other non-employee capacity is characterized or will be deemed to be an employee of the Companies under Applicable Laws, including for purposes of federal, state, and local income taxation, workers’ compensation, unemployment insurance and Employee Benefit Plan eligibility.

(m)                             Except as set forth in Section 4.16(m) of the Disclosure Schedule, there are no collective bargaining agreements or other similar agreements, arrangements or understandings, written or oral, with a labor union, labor organization or employees as a group, to or by which any Company is a party or is bound.  To Seller’s Knowledge, there is no labor union organizing activity, labor strike, dispute, walkout, work stoppage, slowdown or lockout pending or, to Seller’s Knowledge, threatened with respect to any Company.

(n)                                 Except as set forth in Section 4.16(n) of the Disclosure Schedule, on the Closing Date, no Company will have any liability for payment of wages, vacation or sick pay (whether accrued or otherwise), salaries, bonuses, pensions, contributions under any Employee Benefit Plan or any other compensation, current or deferred, under any labor or employment contracts, whether oral or written, based upon or accruing with respect to services of Company Employees or any former employee performed prior to the Closing Date, except to the extent of any amount payable in accordance with the Companies’ standard payroll practices.

(o)                                 (i) To the Knowledge of Seller, no Company Employee intends to terminate his or her employment, and (ii) except with respect to the Company Employees set forth in Section 7.6(a) of the Disclosure Schedule and in Section 4.16(o) of the Disclosure Schedule, neither Seller nor any Company has a present intention to terminate the employment of any Company Employee.  There are no administrative or other employment related matters or Proceedings pending or, to the Knowledge of Seller, threatened before any Governmental Entity, relating to the employment of any Company Employee by the Companies.

(p)                                 There are no workers’ compensation claims, insured or uninsured, or other proceedings pending or, to Seller’s Knowledge, threatened, relating to Seller’s or the Companies’ employment of any Company Employee or any Employee Benefit Plan, other than such claims set forth in Section 4.16(p) of the Disclosure Schedule.  All amounts required by any statute, insurance policy, Governmental Entity or agreement to be paid by the Companies into any workers’ compensation loss or reserve fund, collateral fund, sinking fund or similar account have been duly paid into such fund or account as required.

(q)                                 Except as set forth in Section 4.16(q) of the Disclosure Schedule:

(i)                                     With respect to the Company Employees, each Company is in material compliance with all Applicable Laws respecting employment and employment practices (including all immigration and I-9 obligations), terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law; and

(ii)                                  there are no material controversies or claims pending, or to the Knowledge of Seller, threatened between any of the Company Employees, on the one hand, and any Company, on the other hand, relating to employment practices or any of Applicable Laws contemplated by this Section 4.16.

Section 4.17                            Intellectual Property.  Except as listed in Section 4.17 of the Disclosure Schedule, to the Knowledge of Seller, each Company either owns or has valid licenses or other rights to use all material patents, copyrights, trademarks, software, databases, engineering data, maps, interpretations and other technical information used in its business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of transportation, gathering, processing, treating, conditioning and sale of gas and liquid hydrocarbons.  To the Knowledge of Seller, no Company has infringed nor has it been claimed in writing that any Company has infringed any patent, copyright, trademark or other intellectual property rights of any Person.

Section 4.18                            Properties.

(a)                                 Except as set forth in Section 4.18(a) of the Disclosure Schedule, neither Seller nor any Company has received, within the preceding two (2)-year period, any written notice of any adverse claim (that has not been resolved) to the title to any of the Assets or with respect to any lease under which any of the Assets is held. There is no pending taking (whether permanent, temporary, whole or partial) of any part of the Assets owned by any of the Companies by reason of condemnation or, to the Knowledge of Seller, the written threat of condemnation.

(b)                                 Section 4.18(b) of the Disclosure Schedule sets forth a list of each parcel of real property in which any Company has a fee ownership interest (collectively, the “Real Property Interests”).  Each Company owns and has good and marketable title to the Real Property Interests free and clear of all Liens other than Permitted Liens.  With respect to such Real Property Interests, there is no pending, or, to the Knowledge of Seller, threat of, condemnation.

(c)                                  Section 4.18(c) of the Disclosure Schedule sets forth a list of each parcel of real property in which any Company has a leasehold interest (collectively, the “Real Property Leases”).  Each of the Real Property Leases is a valid and binding agreement of the respective Company and, to the Knowledge of Seller, enforceable against the parties thereto in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).  Each Company has performed all material obligations required to have been performed and is not in material breach or material default under the respective Real Property Lease.  No event has occurred, which after notice or lapse of time, or both, would constitute a material default by any Company or, to the Knowledge of Seller, any other party to such Real Property Lease.  Prior to the execution of this Agreement, the Companies have furnished to Buyer true, correct and complete copies of each Real Property Lease and all written amendments, waivers and modifications thereto.

(d)                                 Except as set forth in Section 4.18(d) of the Disclosure Schedule, each Company owns good title to or has a valid leasehold interest in its respective Assets (other than Real Property Interests, Real Property Leases and Easements, which are respectively subject to the representations and warranties set forth in Section 4.18(a), Section 4.18(c) and Section 4.18(e)), free and clear of all Liens other than Permitted Liens.

(e)                                  Section 4.18(e) of the Disclosure Schedule sets forth a list of all Easements. Except as specified in Section 4.18(e) of the Disclosure Schedule, to Seller’s Knowledge and except for Permitted Liens, (i) each Easement is valid, existing and enforceable, (ii) no event has occurred that is reasonably expected to result in the termination, impairment or limitation of any Easement, (iii) no future payments of any kind are due under any Easement in order to maintain its existence and (iv) the continuation, validity and enforceability of each Easement will not be disturbed or affected by the transactions contemplated by this Agreement.

(f)                                   Except as set forth in Section 4.18(f) of the Disclosure Schedule, there are no preferential rights to purchase, rights of first offer, rights of first refusal or similar rights that are applicable to any of the Assets owned by any of the Companies (including any that arise as a result of the transactions contemplated by this Agreement).

Section 4.19                            Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Companies.

Section 4.20                            Absence of Certain Changes.  Except as contemplated by this Agreement, since March 31, 2012, each Company has conducted its business only in the Ordinary Course of Business and there has not occurred any event, condition or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect.  Except as set forth in Section 4.20 of the Disclosure Schedule and except as expressly permitted by this Agreement, and without limiting the foregoing sentence, since March 31, 2012, Seller has not caused any Company to, and no Company has:

(a)                                 borrowed any money or incurred any Indebtedness or other indebtedness in excess of $250,000, singly, or $1,000,000 in the aggregate, other than in the Ordinary Course of Business or which will be repaid in full as of the Closing Date;

(b)                                 sold, transferred, leased, licensed, assigned or otherwise disposed of any assets of any Company, other than with respect to Hydrocarbons or consumption in the Ordinary Course of Business;

(c)                                  mortgaged, pledged or subjected any of its assets to any Lien other than Permitted Liens;

(d)                                 entered into any Company Contract or amended, modified or consented to the termination of any Company Contract;

(e)                                  suffered any theft, destruction or casualty loss of or to any property or properties owned or used by it, whether or not covered by insurance, with a value in excess of $50,000, singly, or $250,000 in the aggregate;

(f)                                   made any loans or advances to, or guarantees for the benefit of, any Person;

(g)                                  surrendered, canceled or waived any material right or claim to the operation of the business of any Company, including any leases, Permits or certifications relating to the operation of its business that would, individually or in the aggregate, reasonably be expected to have a value or expense associated therewith in excess of $50,000, singly, or $100,000 in the aggregate;

(h)                                 settled any audit or other dispute relating to any Tax, changed any method of accounting for Tax purposes, amended any Tax Return, made or changed any Tax election, or entered into any agreement, arrangement, or settlement with respect to Taxes;

(i)                                     undertaken any change in any accounting methods or practices, collection policies, pricing policies or payment policies;

(j)                                    made any payment or loan or advanced any amount to or in respect of, or entered into any agreement, arrangement or transaction with, Seller or an Affiliate of Seller or sold, transferred or leased any properties or assets (whether real, personal or mixed, tangible or intangible) to Seller or an Affiliate of Seller;

(k)                                 other than in the Ordinary Course of Business, assumed or guaranteed, or, to Seller’s Knowledge, created or incurred, any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) in excess of $10,000, singly, or $50,000 in the aggregate;

(l)                                     sold, transferred, assigned or issued any Clearfield Stock or Subsidiary Stock or rights to purchase any Clearfield Stock or Subsidiary Stock;

(m)                             agreed, whether in writing or otherwise, to do or commit to do or effect any of the foregoing.

Section 4.21                            Sufficiency of Assets.  The Assets are and, at the Closing will be, sufficient to permit the conduct of the business of each Company in the manner presently conducted in all material respects, except (a) the roles filled prior to the Closing by Affiliate Employees and/or Company Employees set forth on Section 7.6(a) of the Disclosure Schedule which may be necessary to continue the business, and (b) subject to the terms of the Transition Services Agreement, Buyer will provide corporate level human resource, tax, legal, accounting, finance, human resources, information technology, and general administrative services and benefits to the Companies.  All Assets are owned or leased by the Companies and, except as set forth in Section 4.21 of the Disclosure Schedule, no Person other than a Company owns any right, title or interest in or to the Assets.

Section 4.22                            Regulatory Filings; Interstate Commerce Act and FERC Compliance.

(a)                                 All filings made by or on behalf of each Company or relating to any Assets with any Governmental Entity were made in material compliance with all Applicable Laws.  Section 4.22(a) of the Disclosure Schedule sets forth a list of all material notices, registrations and filings required to be made with any Governmental Entity with respect to the ownership and operation of the Assets or the business of the Companies.

(b)                                 Except as disclosed in Section 4.22(b) of the Disclosure Schedule, each Company (and its businesses, operations and Assets) is currently in compliance (a) with the applicable provisions of the Interstate Commerce Act, and (b) with all applicable rules and regulations of the FERC.  Each Company has duly filed all forms and reports required to be filed by or with respect to such Company  (and its businesses, operations and Assets) with the FERC and such forms and reports have been prepared in accordance with Applicable Law in all material respects, and no extensions with respect to such forms and reports are currently in effect.

Section 4.23                            No Claims.  Neither Seller nor any of its Affiliates, other than pursuant to this Agreement or as otherwise contemplated by this Agreement, have assigned, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, chose in action or claim which they may have with respect to any Company or any Assets.

Section 4.24                            Disclosure.  No representation or warranty by Seller contained in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

Section 4.25                            Disclaimer.  EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER WILL CONVEY TO BUYER THE CLEARFIELD STOCK WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND FROM SELLER, THE COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING WARRANTIES OR REPRESENTATIONS RELATING TO (I) THE COMPANIES, (II) TITLE OF THE COMPANIES IN AND TO THE ASSETS, (III) THE CONDITION OF THE ASSETS, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE ASSETS, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, (VIII) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION FURNISHED TO BUYER BY THE COMPANIES OR SELLERS OR (IX) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN PURCHASING THE CLEARFIELD STOCK BUYER ACCEPTS THE ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR

THE COMPANIES MAKE ANY REPRESENTATION OR WARRANTY AS TO (A) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE ASSETS OR (B) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE COMPANIES OR THE ASSETS.  BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING AND THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS.”

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents to Seller and the Companies that:

Section 5.1                                   Organization.  Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite limited partnership power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

Section 5.2                                   Power and Authority.  Buyer has all requisite limited partnership power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Buyer.

Section 5.3                                   Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 5.4                                   Non-Contravention.  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated by this Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of Buyer’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties may be bound, or (iii) violate any Applicable Law binding upon Buyer.

Section 5.5                                   Approvals.  Except in connection with HSR Act, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement, each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 5.6                                   Proceedings.  There are no Proceedings pending or, to Buyer’s Knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

Section 5.7                                   Financing.  At the Closing, Buyer will have immediately available funds required to consummate the transactions contemplated in this Agreement.

Section 5.8                                   Investment Experience.  Buyer acknowledges that it can bear the economic risk of its investment in the Clearfield Stock indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Clearfield Stock.

Section 5.9                                   Restricted Securities.  Buyer understands that the Clearfield Stock will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Clearfield Stock will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Clearfield Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 5.10                            Accredited Investor; Investment Intent.  Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Clearfield Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

Section 5.11                            Independent Evaluation.  Buyer is an experienced and knowledgeable investor in the oil and gas industry and is aware of the risks of such business. Buyer has had access to the Assets, the officers, consultants and other representatives of the Companies, Seller and Seller’s Affiliates, and the books, records and files of the Companies, Seller and Seller’s Affiliates relating to the Assets.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied and will rely solely on (i) the basis of its own independent due diligence investigation of the Assets and the provisions of this Agreement, and (ii) the representations, warranties, covenants and agreements of Seller in this Agreement.

Section 5.12                            Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer which any of the Companies or Seller may be obligated to pay.

ARTICLE VI
CONDUCT OF COMPANIES PENDING CLOSING

Section 6.1                                   Conduct and Preservation of Business.  Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Closing, Seller and each Company agrees that it will conduct the operations of the Companies according to their Ordinary Course of Business.

Section 6.2                                   Restrictions on Certain Actions.  Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or described on Section 6.2 of the Disclosure Schedule, prior to the Closing, no Company will, nor will Seller cause any Company to, without the prior written consent of Buyer (which will not be unreasonably withheld, delayed or conditioned), amend the Governing Documents of any Company or allow any Company to take, consent to or allow any of the following actions:

(a)                                 issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of stock of any class or any other securities or equity equivalents in any Company;

(b)                                 adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of any Company;

(c)                                  other than any of the following that will terminate at Closing, (i) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person; (iii) pledge or otherwise encumber the Subsidiary Stock or other equity securities of any Company; or (iv) mortgage or pledge any of its Assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(d)                                 (i) enter into, adopt, or (except as may be required by Applicable Laws) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee; (ii) increase in any manner the compensation or fringe benefits of any director, officer, or employee, other than increases made in the Ordinary Course of Business; or (iii) pay to any director, officer, or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof, except as set forth on Section 6.2 of the Disclosure Schedule;

(e)                                  sell, lease, transfer, or otherwise dispose of, directly or indirectly, any of the Assets, except for (i) sales of Hydrocarbons in the Ordinary Course of Business, (ii) sales to Persons of inventory and excess or obsolete assets in the Ordinary Course of Business or personal property in the Ordinary Course of Business that is either replaced by equivalent property or normally consumed in the operation of that Company’s business and (iii) the sale or other disposition of the Excluded Assets or the Excluded Companies;

(f)                                   acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(g)                                  enter into any lease, contract, agreement, commitment, arrangement, right of way, easement or transaction outside the Ordinary Course of Business, or any lease, contract, agreement, commitment, arrangement, or transaction (i) which grants or creates any option, right of first refusal, call, put or other preferential right in favor of any third Person, (ii) for the purchase, sale, exchange, gathering, processing, treating and transportation of Hydrocarbons having a term of more than twelve (12) months, (iii) that would constitute a Company Contract if in existence on the date of this Agreement (except for any that terminate at Closing) or (iv) enter into any contract, agreement or understanding with Seller or any of its Affiliates that would survive Closing;

(h)                                 amend, modify, extend or change, or waive, release, grant, close out or transfer any material rights under, any Company Contract;

(i)                                     declare any dividends or distributions that are payable after the Effective Time (provided that nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit Seller or any Company from declaring any cash dividends or cash distributions that are payable prior to the Effective Time or otherwise withdrawing cash from the Companies); or

(j)                                    agree in writing or otherwise to take any of the actions described in this Section 6.2.

Section 6.3                                   Restrictions on Seller.  From the date of this Agreement until Closing, Seller will not sell, convey, dispose of, pledge or otherwise encumber the Clearfield Stock or any of the Subsidiary Stock or any of the Assets.

ARTICLE VII
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 7.1                                   Access; Indemnification.

(a)                                 Subject to the terms of the Confidentiality Agreement, between the date of this Agreement and the Closing: (i) Seller and the Companies will give Buyer and Buyer’s authorized representatives reasonable access to Seller, the Companies’ and their Affiliates’ employees, offices, accounting and financial books, records, files and other similar documents and materials relating solely to the Companies or the Assets, including access to the Assets for the purpose of performing a Phase II Environmental Site Assessment of the Assets identified on Section 7.1(a)(i) of the Disclosure Schedule (the “Phase II Report”) in accordance with the Limited Phase II Subsurface Investigation Cost Estimate of Conestoga-Rovers & Associates, dated April 27, 2012, which has been provided to Seller (other than information relating to the preparation and negotiation of this Agreement and the agreements and other documents contemplated hereby and any information with respect to any prospective purchase of the Companies or their assets (including, without limitation, the identity of the purchaser and the terms proposed, and any analysis or correspondence in connection therewith)), and (ii) Seller and the Companies will, upon reasonable written request by Buyer, coordinate joint communications by Seller or the Companies and Buyer with customers and suppliers of the Companies.

(b)           Upon completion of Buyer’s Phase II environmental investigation and before the demobilization by Buyer from the Assets subject to the Phase II investigation, Buyer and its authorized representatives will exercise reasonable efforts to restore those Assets substantially to the conditions as existed prior to such investigation, including without limitation removal of all of Buyer’s or its representatives’ equipment from the Assets subject to the Phase II investigation and including properly abandoning any groundwater monitoring wells and plugging any soil borings, to Seller’s reasonable satisfaction.  Additionally, Buyer will be solely responsible for locating and marking all underground utilities or structures on Assets subject to the Phase II investigation.  Any information provided by Seller or any of the Companies regarding underground utilities and/or structures must be independently verified by Buyer by use of a private utility locator company.  Buyer shall be solely responsible for any and all costs associated in any way with implementation of the Phase II environmental investigation and will notify its representatives they must look solely to Buyer to secure payment for any work done or material furnished by those representatives in connection with the Phase II investigation.  Buyer and its representatives will conduct their activities in such a way to avoid, to the extent reasonably possible, interference with the activities and operations of Seller and the Companies.

(c)           Seller is entitled to true, accurate and complete copies of any and all reports, lab data and field notes prepared by or on behalf of Buyer in connection with the Phase II investigation (with allowance to redact privileged information), including the Phase II Report.  If the Phase II Report, or any other reports or sample data, indicates that a condition on or affecting the Assets may requires notification to any Governmental Entity, Buyer agrees that Seller will be the sole party with authority to make such notification.

(d)           All of Buyer’s Phase II investigation activities will be conducted in accordance with standard industry practice and with Applicable Law.  Buyer will be solely responsible for obtaining any necessary permits or approvals for Buyer’s Phase II investigation.  Buyer will retain control and ownership of wastes generated in conducting the Phase II investigation and will lawfully manage and dispose of such wastes, including well water and soil cuttings, and Buyer agrees that it is the generator of any such waste.

(e)           Seller and Buyer will treat, and will require that its respective representatives treat, as confidential all reports, data, studies, notes or other oral or written information obtained or generated in performance of the Phase II investigation.  Except as permitted in Section 7.1(c), this information will not be used for any purpose other than evaluating the Assets nor disclosed to any third parties other than Buyer’s attorneys, accountants, lenders and advisors in connection with Buyer’s purchase of the Assets.

(f)            Buyer hereby agrees to indemnify, defend and hold each Company, Seller, Affiliates of Seller, and their respective owners, officers, directors, employees, agents, representatives, contractors, successors, and assigns harmless from and against any and all Damages to the extent resulting from Buyer’s negligence in inspecting and observing the Companies or Assets, including in connection with the Phase II investigation of the Assets.

Section 7.2            Confidentiality Agreement.  The Confidentiality Agreement, except to the extent modified herein, will remain in full force and effect until Closing, at which time it will automatically terminate without further action by the parties to the Confidentiality Agreement.

Section 7.3            Reasonable Efforts.  Each party to this Agreement agrees that it will not voluntarily undertake any course of action inconsistent with the provisions of this Agreement and will use its Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, registrations or other obligations of, with or to any Governmental Entity or third Person are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Efforts to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such obligations, declarations, filings, and registrations; (iii) Reasonable Efforts to cause to be lifted or rescinded any judgment, decree, injunction or restraining order or other order restricting, preventing, prohibiting or otherwise adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Efforts to defend, and cooperation in defending, all lawsuits or other legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement.  Additionally, if, after the Closing Date, either Seller (or any of its Affiliates) or Buyer (or any of its Affiliates, including any of the Companies) receives any payment or other benefit from a third Person that is owed to the other party under this Agreement, including but not limited to, any amounts included in the Retained Accounts Receivable, Seller or Buyer, as applicable, will promptly pay that amount or benefit over to the party to which it is owed.

Section 7.4            Notice of Litigation.  Until the Closing, (a) Buyer, upon learning of the same, will promptly notify the Companies and Seller of any Proceeding which is commenced or threatened against Buyer and which affects the consummation of the transactions contemplated hereby and (b) Seller, upon obtaining Knowledge of the same, will promptly notify Buyer of any Proceeding which is commenced or threatened in writing against that Seller or any Company and which affects the consummation of the transactions contemplated hereby and any Proceeding which is commenced or threatened against any Company which would have been listed in Section 4.10 of the Disclosure Schedule if such Proceeding had arisen prior to the date of this Agreement.

Section 7.5            Notification of Certain Matters.

(a)           Seller will give prompt notice to Buyer of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which is reasonably expected to cause any representation or warranty made by Seller in Article III or Article IV to be untrue at or prior to the Closing of which Seller has Knowledge, (ii) any discovery that any representation or warranty of Seller in Articles III and IV is untrue, and (iii) any failure of Seller or any Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Seller or any Company hereunder prior to Closing. Buyer will give prompt notice to Seller of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article V to be untrue at or prior to the Closing, (ii) any discovery that any representation or warranty of Buyer in Article V is untrue, and (iii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing.  If Buyer or any of its Affiliates obtains Knowledge of a breach by any of the Companies or Seller of a representation, warranty, covenant or agreement by any of the Companies or Seller contained in this Agreement, as promptly as practicable Buyer will notify Seller and the Companies of such breach.

(b)           The delivery of any notice or of any supplements or amendments to the Disclosure Schedule pursuant to this Section will not be deemed to: (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Article X or (iii) limit or otherwise affect the remedies (if any) available under this Agreement to the party receiving such notice; provided, however, that if the Closing occurs and the Disclosure Schedule has been supplemented or amended to reflect an occurrence or nonoccurrence of any event which arises after the date of this Agreement and prior to the Closing (each, a “Post-Signing Event”) which did not arise out of a breach of a representation, warranty or covenant or Seller or the Companies set forth in this Agreement as of the date of this Agreement, for the purposes of determination of Seller’s indemnification obligations pursuant to Article X, the amendment or supplement of the Disclosure Schedule regarding such Post-Signing Event will be deemed to be included in the Disclosure Schedule for purposes of determining whether or not any breach of the representations and warranties of Seller and the Companies has occurred.

Section 7.6            Employee Matters.

(a)           The Company Employees set forth on Section 7.6(a) of the Disclosure Schedule shall be terminated by the applicable Company prior to the Closing and shall not be deemed as “Continuing Employees” for purposes of this Section 7.6.

(b)           As soon as practicable after the execution of this Agreement, Buyer shall provide Seller with a written list of those Affiliate Employees, if any, who Buyer would like to continue as employees (the “Business Employees”) of Buyer, the Companies or their Affiliates after the Closing.  Within at least five Business Days following Buyer’s delivery of the list described in the preceding sentence, Seller shall provide, in writing, to Buyer the information described in clauses (i) through (v) of Section 4.16(a) with respect to each Business Employee (and without regard to the fact that each such Business Employee is not, as of such time, a Company Employee).  Buyer, in its sole discretion, shall make offers of employment to any or all of the Business Employees within at least ten Business Days prior to the Closing, and each such Business Employee shall have five Business Days from receipt of an offer from Buyer to accept the offer.  Seller, the Companies and their Affiliates, shall not induce or otherwise attempt to influence any such Business Employee to resign or to not accept his or her offer of employment from Buyer.  Prior to the Closing Date, (i) the employment of all Business Employees who have accepted Buyer’s offer of employment shall be transferred to the Companies, it being understood that such Business Employees will thereafter become Company Employees (and Continuing Employees) for purposes of this Section 7.6 and (ii) Buyer and Seller will cooperate in good faith to identify the Company to which each such Business Employee shall be transferred pursuant to the preceding sentence.

(c)           Seller will be responsible for discharging all obligations under the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101, et seq.) (“WARN Act”) and similar applicable local laws for the notification of Company Employees of any “employment loss” within the meaning of the WARN Act and similar applicable local law which occurs on or prior to the Closing Date.  Buyer acknowledges that it has not informed Seller of any planned or contemplated decisions or actions by Buyer that would require the service of notice under the WARN Act.  Buyer agrees that it will not take, or omit to take, any action that causes the notice provisions of the WARN Act to be applicable to the transactions contemplated by this Agreement or to create any liability or penalty to Seller or any of its Affiliates for any employment terminations under Applicable Law (including, without limitation, under the WARN Act or any Applicable Law prohibiting discrimination in employment); provided that Seller will provide Buyer at Closing with a list of employees who have been terminated or notified of their termination during the ninety-day period ending on the Closing Date.

(d)           Prior to the Closing Date, and notwithstanding any provision herein to the contrary, Seller shall take all such action as necessary to ensure the (i) removal of all current and former union employees of the Companies (the “Removed Employees”) as participants in the Profit Sharing Plan for Employees of Clearfield Energy, Inc., Ohio Oil Gathering Corporation, II and Eastern Shore Gas Company (the “Seller Profit Sharing Plan”), and (ii) creation of a separate Qualified Plan (the “Spin-Off Profit Sharing Plan”) and trust that will be substantially identical to the Seller Profit Sharing Plan and trust, such that, immediately prior to the Closing Date, the only participants in the Spin-Off Profit Sharing Plan shall include (as of such time) the Removed Employees, and in no event shall any Removed Employees remain as participants in the Seller Profit Sharing Plan as of such time.  Buyer and Seller will cooperate in good faith to effect a transfer of assets from the Seller Profit Sharing Plan’s trust to the Spin-Off Profit Sharing Plan’s trust in compliance with Applicable Law.  Upon the transfer of assets described in the preceding sentence, the obligations for all benefits owed by the Seller Profit Sharing Plan attributable to each of the Removed Employees as participants in that plan will be assumed by the Spin-Off Profit Sharing Plan and, as applicable, the Companies as participating employers therein.  Any resolutions, plan amendments and/or restatements, notices or other documentation (“Official Plan Materials”) required to effect the conditions of this Section 7.6(d) shall be made in a manner reasonably acceptable to Buyer, it being understood that, within a reasonable time prior to finalizing such Official Plan Materials, and in any event, no later than five Business Days prior to the Closing Date, Seller shall deliver to Buyer drafts of any such Official Plan Materials for Buyer’s review and comment.

(e)           Prior to the Closing Date, and notwithstanding any provision herein to the contrary, Seller shall take all such action as necessary to ensure that, immediately prior to the Closing Date, (i) the Seller Profit Sharing Plan shall be terminated, (ii) the sponsor and plan administrator of the Seller Profit Sharing Plan are transferred or otherwise changed to Seller for any post-Closing termination activities, (iii) none of the Companies shall be participating employers in the Seller Profit Sharing Plan, and (iv) distribution of benefits for the remaining participants in the Seller Profit Sharing Plan shall be paid in accordance with such plan’s terms.  Buyer shall permit the current employees of the Companies, other than the Removed Employees, that are employed by Buyer on and after the Closing Date to roll over their account balances and outstanding loan balances, if any, under the Seller Profit Sharing Plan into any “eligible retirement plan” maintained by Buyer within the meaning of Section 402(c)(8)(B) of the Code, subject to any restrictions on loan balance transfers under Buyer’s applicable “eligible retirement plan.”  Any Official Plan Materials required to effect the conditions of this Section 7.6(e) shall be made in a manner reasonably acceptable to Buyer, it being understood that, within a reasonable time prior to finalizing such Official Plan Materials, and in any event, no later than five Business Days prior to the Closing Date, Seller shall deliver to Buyer drafts of any such Official Plan Materials for Buyer’s review and comment.

(f)            Prior to the Closing Date, and notwithstanding any provision herein to the contrary, Seller shall take all such action as necessary to ensure that the sponsor and plan administrator of the Pension Plan of Ohio Oil Gathering Corporation II and Retirement Plan of Pike Natural Gas Company (“Seller Pension Plan”) is transferred or otherwise changed to Seller, such that, upon the Closing, none of the Companies shall be participating employers in such Seller Pension Plan.  Promptly after the execution date of this Agreement, Seller shall begin to take the steps necessary to terminate the Seller Pension Plan, including distribution of all required notices and the making of all filings required by Applicable Law.  Seller shall use reasonable efforts to terminate the Seller Pension Plan as promptly as possible following the Closing.

(g)           Within fifteen Business Days after the execution of this Agreement, Seller shall provide notice to all current employees of the Companies of the termination of the post-retirement health and other post-retirement welfare benefits described in Section 4.16(e) of the Disclosure Schedule (“Seller Retiree Welfare Arrangements”).  Prior to the Closing Date, and notwithstanding any provision herein to the contrary, Seller shall transfer the Seller Retiree Welfare Arrangements to a plan to be adopted by Seller, and shall retain all responsibility and liability under the Seller Retiree Welfare Arrangements for all eligible former employees and their dependents who are eligible as of the Closing Date to receive such benefits thereunder (each, a “SRWA Participant”), subject to the terms and conditions of such Seller Retiree Welfare Arrangements as they may from time to time be amended.  Other than Excluded Liabilities or any other covenants or agreements of Seller expressly provided in this Agreement, Seller shall not have any responsibility and liability for post-retirement health and other post-retirement benefits for any Continuing Employee as of the Closing Date.

(h)           As of the Closing and subject to applicable state insurance laws, Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the Code, (i) Buyer may continue to maintain, or cause the Companies to continue to maintain any Employee Benefit Plans sponsored by any of the Companies immediately prior to the Closing (“Continued Plans”) for the benefit of Company Employees who are employed by the Companies, Buyer or an Affiliate thereof, as applicable, after the Closing (the “Continuing Employees”), as well as the dependents of such employees (collectively, with the Continuing Employees, the “Affected Participants”), and (ii) with respect to any such Continued Plan, the Affected Participants shall be entitled to participate in such Continued Plan pursuant to its terms and conditions from and after the Closing until such time that Buyer or an Affiliate thereof, as applicable, suspends participation in or terminates such Continued Plan or the accrual of benefits thereunder (the “Transition Period”). Prior to the

Closing Date, and notwithstanding any provision herein to the contrary, Seller shall take all such action as necessary to ensure that, immediately prior to the Closing Date, the only participants in the Continued Plans shall be the Affected Participants and only the Companies shall be participating employers in the Continued Plans.  Seller or its Affiliates shall have no responsibility therefor and thereafter, for any claims of the Affected Participants under the Continued Plans provided, however, that the Seller or its Affiliates shall remain liable for any claims incurred prior to the Closing Date under the Continued Plans for any individual who is not an Affected Participant.  Buyer shall have no responsibility for any claims incurred either prior to or on and after the Closing Date under the Continued Plans for any individual other than an Affected Participant.  For the purposes of this Section 7.6(h), a claim will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred that entitles the employee to the benefit.  Prior to the Closing Date, and notwithstanding any provision herein to the contrary, Seller and Buyer shall take all such action as necessary to ensure that (i) the Clearfield Energy, Inc. Group Health Plan and (ii) any other Employee Benefit Plans sponsored by any of the Companies as of the date hereof and designated by Seller and Buyer as a “TSA Plan” (clauses (i) and (ii) hereof being, the “TSA Plans”) shall be transferred to Seller as an Excluded Asset and maintained by Seller for the benefit of Affected Participants for a limited time following the Closing as agreed by Seller and Buyer (the “Applicable TSA Period”).  The Transition Services Agreement shall provide, with respect to any TSA Plans, that Seller shall, at the request and expense of Buyer, acquire stop loss coverage for any such TSA Plan effective as of the Closing.  Any Official Plan Materials required to effect the conditions of this Section 7.6(h) shall be made in a manner reasonably acceptable to Buyer, it being understood that, within a reasonable time prior to finalizing such Official Plan Materials, and in any event, no later than five Business Days prior to the Closing Date, Seller shall deliver to Buyer drafts of any such Official Plan Materials for Buyer’s review and comment.

(i)            Following the Closing or the Transition Period, as applicable, Buyer may elect to have the Affected Participants commence participation in the applicable employee benefit plans, programs or policies, if any, maintained by Buyer or any of its Affiliates (each, a “Buyer Plan”) on terms to be determined by Buyer and its Affiliates subject to the eligibility requirements of each such Buyer Plan and the provisions of this Agreement, subject to applicable state insurance laws, Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the Code.  Any such participation in the Buyer Plans that are group health, life and disability plans as well as other employee welfare and fringe benefit plans and programs shall be on the same basis as Buyer’s new hires, except that Buyer will recognize service with Buyer, the Companies, Seller or their Affiliates to determine benefit eligibility.  Buyer Plans will credit Affected Participants for all applicable payments made for health care expenses under Seller’s health care plans during the applicable plan year, policy year or calendar year for purposes of deductibles and maximum out-of-pocket limits in which the Affected Participants commence participation therein; provided that such Affected Participants shall provide Buyer with reasonable back-up data with respect to such co-payments, deductibles and offsets upon Buyer’s request.  Seller shall be solely responsible for offering and providing any COBRA continuation coverage required under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”), with respect to any Company Employee or Affiliate Employee who experiences a qualifying event prior to the Closing, and for any Company Employee or Affiliate Employee who does not become a Continuing Employee who experiences a qualifying event on or after the Closing.

Notwithstanding the foregoing, Buyer shall be solely responsible for offering and providing any COBRA continuation coverage required with respect to any Continuing Employee who experiences a qualifying event on or after the Closing.  “Qualifying event” and “continuation coverage” are as defined in Section 4980B of the Code and the regulations promulgated thereunder.  It is also understood that, except as otherwise provided herein, Buyer reserves the right to change, modify, discontinue or terminate any or all of its own welfare benefit plans (including the Continued Plans) at the discretion of Buyer at any time following the Closing Date.

(j)            Subject to Applicable Law, (i) the Companies (or Seller, as applicable) shall determine the monetary value of any vacation time that is accrued and unused by each Continuing Employee immediately prior to the Closing Date and (ii) the unpaid portion of the annual bonus, if any, that was earned by each such Continuing Employee as set forth in Section 7.6(j) of the Disclosure Schedule for the annual bonus measurement period ending on or prior to the Closing Date (collectively, “Accrued Entitlements”) and shall pay such Accrued Entitlements (less any withholding tax) in cash or a cash equivalent to each such Continuing Employee immediately prior the Closing.  Buyer shall provide Continuing Employees with paid vacation benefits on the same basis as Buyer’s new hires, except that Buyer will recognize service with Buyer, the Companies, Seller or their Affiliates to determine benefit levels under its applicable policies and practices.  For the avoidance of doubt, for Continuing Employees represented by a union, Buyer will provide vacation benefits, including vacation pay, in accordance with the provisions of the applicable collective bargaining agreement.

(k)           Except as otherwise provided in this Agreement, to the extent that any Affected Participant becomes eligible to participate in any Buyer Plan, then for all purposes (including determining eligibility to participate and vesting), service recognized by the Companies, Seller and its Affiliates shall be treated as service under such Buyer Plan; provided, however, that such service shall not be recognized for benefit accrual purposes under any Buyer Plan which is a qualified defined benefit pension plan, or to the extent that such recognition would result in any duplication of benefits.  To the extent that Buyer maintains or establishes a tax-qualified defined contribution plan on or after the Closing Date for the benefit of Continuing Employees (the “Buyer Defined Contribution Plan”), which shall be at Buyer’s sole discretion, Buyer will recognize prior service with the Companies, Seller and its Affiliates for purposes of eligibility and vesting purposes under the Buyer Defined Contribution Plan.  In addition, to the extent permissible under the terms of a Buyer Plan, and absent any change in such Buyer Plan’s coverage Buyer shall waive any pre-existing conditions, actively-at-work exclusions, proof-of-good-health requirements, evidence of insurability and waiting periods with respect to participation by and coverage in connection with the participation and coverage requirements in connection with the medical, dental and vision benefits that the Affected Participants may be eligible to receive pursuant to such Buyer Plan after the Closing or the Transition Period, as applicable.

(l)            The parties to this Agreement agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Section 7.6, subject to any applicable restrictions under the Health Insurance Portability and Accountability Act of 1996, as amended, and other federal and state privacy laws.  Where any required information is in the possession of third parties controlled by Seller, such as insurers or trustees, Seller shall use reasonable efforts to cause those third parties to cooperate in providing any such information to Buyer.  As soon as practicable after the Closing Date, Seller or its Affiliate will transfer each Continuing Employee’s employment records to Buyer.

(m)          Notwithstanding the foregoing, during the period beginning as of the Closing and ending on the one year anniversary of the Closing Date (the “Continuation Period”), (i) Buyer shall, or shall cause its Affiliates to, provide to each Continuing Employee a base salary or hourly wage that is not less than such Company Employee’s base salary or hourly wage, as applicable, in effect immediately prior to the Closing, and (ii) Buyer shall, or shall cause its Affiliates to, subject to Section 7.6(i), participate in commission, incentive and bonus compensation plans and programs through the Continuation Period that are substantially similar to the commission, incentive and bonus plans and programs for similarly situated employees of Buyer and its Affiliates.  The provision of compensation to the Company Employees pursuant to this Section 7.6(m) may be transitional in nature and in no event shall this Section 7.6(m) be construed as guaranteeing employment for any specific period of time.

(n)           The parties hereto acknowledge and agree that all provisions contained in this Section 7.6 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Employee Benefit Plan or Buyer Plan or any beneficiary thereof or (ii) to continued employment with the Companies, Buyer or any of their Affiliates, or particular benefits or coverage in any Employee Benefit Plan or Buyer Plan.  The provisions of this Section 7.6 shall not constitute an amendment to any Employee Benefit Plan or Buyer Plan.

Section 7.7            Taxes.

(a)           Buyer will be responsible and, as applicable, cause the Companies to pay, and Buyer agrees to hold harmless and indemnify Seller, for any and all (i) Taxes of the Companies for all Post-Closing Straddle Periods, (ii) tax periods beginning at or after the Effective Time and (iii) one-half of any Transfer Taxes.  Seller shall be responsible, and agree to hold harmless and indemnify Buyer and the Companies, for (i) Taxes of the Companies for all Pre-Closing Tax Periods, (ii) all Taxes of the Companies for all Pre-Closing Straddle Periods and (iii) one-half of any Transfer Taxes (other than any Taxes taken into account in determining the Post-Closing Adjusted Purchase Price pursuant to Section 1.3).  Buyer and Seller agree not to take any position with respect to Taxes inconsistent with the intended tax treatment of this transaction and the provisions of this Section 7.7(a).

(b)           Seller will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Companies that are required to be filed after the Effective Time with respect to any Pre-Closing Tax Period (the “Pre-Closing Returns”).  Seller will pay or cause to be paid all Taxes imposed on the Companies shown as due and owing on such Pre-Closing Returns and any amendments to such Tax Returns, except to the extent any such Taxes are taken into account in determining the Post-Closing Adjusted Purchase Price pursuant to Section 1.3.  Seller will prepare or cause to be prepared the respective Pre-Closing Returns consistently with the most recent customs and practices of the Company, unless otherwise required by Applicable Law.

Within a reasonable period of time prior to filing a Pre-Closing Return, Seller will furnish a copy of such Pre-Closing Return to Buyer.

(c)           Buyer will prepare or cause to be prepared any Tax Return covering a Straddle Period that is required to be filed after the Effective Time with respect to any of the Companies (the “Straddle Period Returns”) consistently with the most recent customs and practices of the Company (or its Affiliate, as applicable), unless otherwise required by Applicable Law.  Within a reasonable period of time prior to the due date (including extensions) of any Straddle Period Return, Buyer will furnish a copy of such Straddle Period Return to Seller, together with a request for Seller’s payment to Buyer of the amount of Taxes attributable to the Pre-Closing Straddle Period (other than Taxes taken into account in determining the Post-Closing Adjusted Purchase Price pursuant to Section 1.3) and reasonable supporting documentation.  If Seller has no objections to the content of the Straddle Period Return, Seller will pay Buyer the amount requested.  Buyer will thereafter pay such amount to the Governmental Entity to which the Taxes are owed and provide reasonable documentation to Seller confirming such payments within ten (10) days of the dates of such payments.  Seller will notify Buyer in writing of the existence of any comments or objections (specifying in reasonable detail the nature and basis of such comments or objections) of Seller to any items set forth on the draft Straddle Period Return for the Company (a “Tax Dispute Notice”).  Buyer and Seller will consult and resolve in good faith any such objection.  If Buyer and Seller, notwithstanding such good faith effort, fail to resolve the dispute within thirty (30) days after the Tax Dispute Notice was delivered to Buyer, then Seller and Buyer will submit such dispute to the Referral Firm.  The resolution of the Referral Firm will be binding on Seller and Buyer, and will be final and non-appealable.  Seller will bear 50%, and Buyer will bear 50%, of the fees and expenses of the Referral Firm.  Notwithstanding the foregoing, the terms and provisions of this Section 7.7(c) will not prohibit Buyer from timely filing the Straddle Period Returns, but Buyer will file, or cause to be filed, an amended Straddle Period Return to the extent necessary to reflect the applicable parties’ agreed resolution of the objections contained in the Tax Dispute Notice or the determination of the Referral Firm after the original filing due date.

(d)           For purposes of allocating Taxes of the Company between that portion of the Straddle Period ending prior to the Effective Time (the “Pre-Closing Straddle Period”) and that portion of the Straddle Period beginning at the Effective Time (the “Post-Closing Straddle Period”), the portion of such Taxes related to the Pre-Closing Straddle Period will be deemed to be: (i) in the case of Taxes (other than income Taxes, franchise and margin Taxes, Taxes measured in whole or in part by reference to gross revenues or receipts, income, excise, employment, withholding, gross receipts and other similar Taxes and sales and use Taxes), equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period, provided that Seller will not be required to pay any Taxes to the extent such Taxes were taken into account in determining the Adjusted Purchase Price pursuant to Section 1.3; and (ii) in the case of income Taxes, franchise and margin Taxes, Taxes measured in whole or in part by reference to gross revenues or receipts, income, excise, employment, gross receipts and other similar Taxes and sales and use Taxes, will be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period as though the taxable year of the Company terminated based on interim closing of the books as of the Effective Time, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses.  All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with the past practice of the Company with respect to such items, unless otherwise required by Applicable Law.

(e)           Buyer will notify Seller promptly after receipt by Buyer or any Affiliate of Buyer of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or Straddle Period for which Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).  Seller, at its own expense, will have the exclusive authority to represent the interests of the Company for any Pre-Closing Tax Period or with respect to any Tax Matter before the IRS or any other Governmental Entity involving the Company and will have the sole right to control the defense, compromise or other resolution of such Tax Matters, including responding to inquiries, filing Tax Returns and settling audits; provided, however, that Seller will not settle, compromise or concede any such Tax Matter without first obtaining Buyer’s consent if such settlement, compromise or concession could materially increase Taxes or taxable income or reduce tax deductions for Buyer, the Company or their Affiliates in any Post-Closing Tax Period (such consent not to be unreasonably withheld, conditioned or delayed).  Buyer will execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Tax Matters, but only with respect to Pre-Closing Tax Periods.  Seller may in its sole discretion pursue or forego any and all administrative appeals, Proceedings, hearings and conferences with any Governmental Entity with respect to such Tax Matter for any Pre-Closing Tax Period, and subject to Section 7.7(g), may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by Seller with respect to such Tax Matter, but only with respect to Pre-Closing Tax Periods.  Seller will keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter over which Seller has such exclusive authority.  Notwithstanding the foregoing, Seller and Buyer will jointly control all proceedings in connection with any Tax Matter relating solely to Taxes for a Straddle Period, and will bear and pay costs and expenses related to such proceedings in proportion to their respective shares of Taxes claimed in respect of such Tax Matter.  No party will settle a Tax Matter relating solely to Taxes of the Companies for a Straddle Period without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed; and which consent will be considered to be unreasonably withheld if such settlement has no adverse effect on the other party).

(f)            Buyer and its Affiliates (including after the Closing, the Companies), on the one hand, and Seller, on the other hand, will cooperate with each other in contesting any Tax Matter, which cooperation will include, without limitation, the retention and, at the contesting party’s request and expense, the provision of records and information which are reasonably relevant to such Tax Matter, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Matter.

(g)           Except as may be required by Applicable Law, Seller will not file or cause or permit to be filed any amended Tax Return for any Pre-Closing Tax Periods for any Company for any Post-Closing Tax Period or Straddle Period without receiving prior written consent from Buyer, which may not be unreasonably withheld or delayed.  Except as may be required by

Applicable Law, Buyer will not file or cause to be filed any amended Tax Returns or make any Tax election covering any period or adjusting any Taxes for a period with respect to a Company which includes (i) any Pre-Closing Tax Period without the prior written consent of Seller, which may be withheld in Seller’s sole discretion, or (ii) a Straddle Period without the prior written consent of Seller, which may not be unreasonably withheld or delayed.  Buyer will not make any election under Code Section 338 (or any similar provision under state, local or foreign law) with respect to the acquisition of any Company; provided that, if any such action is required by Applicable Law, Buyer will notify Seller prior to taking such action.

(h)           Any refund or credit of Taxes paid or payable that is attributable to the Companies for any Pre-Closing Tax Period or any Pre-Closing Straddle Period will be for the account of Seller.  Any refunds or credits of Taxes paid or payable that are attributable to the Companies for any other taxable period will be for the account of Buyer.  Buyer, if Seller so requests and at Seller’s expense, will cause the Companies to file for and obtain any refunds or credits attributable to Pre-Closing Tax Periods to which Seller or the Companies are entitled under Applicable Law.  Buyer will cause the Companies to forward to Seller any such refund (along with any interest received thereon) within ten (10) days after the refund is received (or reimburse Seller for any such credit within ten (10) days after the credit is applied against another Tax liability); provided, however, that Seller will indemnify Buyer for any amount paid pursuant to this Section 7.7(h) if any such refund or credit is subsequently disallowed.

(i)            Buyer’s allocation of the Adjusted Purchase Price to the restrictive covenants set forth in Section 7.15 will be subject to Seller’s approval (such consent not to be unreasonably withheld).

(j)            Seller and Buyer agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with Tax and financial reporting requirements and audits.

Section 7.8            Fees and Expenses.  All fees and expenses incurred in connection with this Agreement by Seller and the Companies will be borne by and paid by Seller, regardless of whether or not the transactions contemplated hereby are consummated. All fees and expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer, regardless of whether or not the transactions contemplated hereby are consummated.

Section 7.9            Public Announcements.  If Buyer or Seller desires to issue any press release or make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby, the party desiring to issue a release or make a statement will obtain the prior consent of the other party (except as otherwise provided in this Section 7.9). If Buyer or Seller requests consent to issue a press release or make a public statement, the party receiving the request will not unreasonably withhold or delay the consent, if the consent is given verbally, the consenting party will confirm it in writing within one (1) Business Day after verbally consenting. Regardless of the foregoing, however, any party to this Agreement may make any public disclosure it believes in good faith is required by Applicable Law, the rules of any exchange upon which its securities are publicly traded, or any listing or trading agreement concerning its publicly traded securities (in which case, if Buyer is the disclosing party, it will advise Seller, and if Seller or a Company is the disclosing party, Seller will advise Buyer, in each instance before making the disclosure and will provide the other, to the extent practicable, with a reasonable opportunity to comment on such proposed disclosures).

Section 7.10                            Books and Records.  At or as soon as reasonably practicable after Closing, Seller will deliver to Buyer all records of the Companies, including original minute books and other corporate books and records and accounts, policies of insurance, real property, equipment, materials and service contracts, Permits, and all regulatory, environmental, tariff, financial, audit, and tax data, records, reports, returns, filings, notices, correspondence, memoranda, and other information (in physical or digital form), including all documents supporting such reports, returns, filings, correspondence and memoranda. Buyer will preserve all records so delivered by Seller for a period of six (6) years following the Closing and will allow Seller reasonable access to such records at all reasonable times for a purpose reasonably related to (i) Seller’s ownership of the Companies or the Assets or (ii) the performance by it of its obligations, and the enforcement by it of its rights, hereunder. If Buyer desires to dispose of any such records prior to the expiration of the six (6)-year period referenced above, Buyer will provide notice of same to Seller, and Seller will have a period of ten (10) days to deliver written notice to Buyer that Seller elect to have such records delivered to them (at the expense of Seller). If Seller fails to deliver such notice within the ten (10)-day period referenced above, Buyer may dispose of the subject records.

Section 7.11                            Excluded Assets.  After the date hereof and at least one (1) Business Day prior to Closing, (a) Clearfield Holdings will convey, transfer and assign all of the stock in the Excluded Companies to Seller or any Affiliate of Seller other than a Company, and (b) any Company owning any right, title or interest in the assets and properties described in Section 7.11 of the Disclosure Schedule (the “Excluded Assets”) will convey, transfer and assign that right, title or interest in the Excluded Assets to Seller or a party designated in writing by Seller (other than a Company).  Each such conveyance, transfer and assignment will be (i) for no consideration whatsoever, save and except for the assumption by the assignee of all liabilities attributable or relating directly or indirectly to the Excluded Assets or the Excluded Companies, whether arising before, on or after the date of assignment, and (ii) on an “as is, where is” basis without any representations and warranties by Clearfield Energy or any other Company including any warranty of title, fitness for purpose, or merchantability.

Section 7.12                            HSR Filing.  Within ten (10) days following execution of this Agreement, Seller (or its ultimate parent entity, as applicable) and Buyer will file with the Federal Trade Commission and the Department of Justice, as applicable, the notification and report forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and will seek “early termination” of the statutory waiting period.  The Parties will comply with their respective obligations under Section 7.3 in connection with the preparation of that filing and responding to any inquiries or requests in connection therewith.  Buyer and Seller will, as promptly as practicable, furnish any supplemental information which may be requested in connection therewith.  Buyer and Seller will use Reasonable Efforts to: (a) make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required under the HSR Act, and (b) promptly resolve any objection asserted by any Governmental Entity to the transactions contemplated by this Agreement. Seller and Buyer will each bear all of their own costs and expenses relating to its compliance with this Section; provided, however, that all filing fees required with respect to the filings pursuant to the HSR Act shall be paid by Buyer.

Buyer and Seller will furnish to the other such necessary information and assistance as reasonably requested by the other party in connection with any necessary filings and submissions pursuant to the HSR Act.  Buyer and Seller shall notify and keep the other party informed as to any material communication from the Federal Trade Commission and/or the Department of Justice or any other applicable Governmental Entity regarding the transactions contemplated hereby.  Neither Seller nor Buyer shall (a) participate in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance, and if permitted, allows the other party the opportunity to participate, or (b) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other.

Section 7.13                            Termination of Certain Affiliate and Other Arrangements.  Except for obligations specified in this Agreement and the agreements and arrangements listed in Section 7.13 of the Disclosure Schedule, all of which will continue after the Closing in accordance with their terms as in effect on the date of this Agreement, all agreements and arrangements between and among the Companies, on the one hand, and Seller and their Affiliates (other than the Companies), on the other hand, and all liabilities and obligations of the Companies, on the one hand, and Seller and their Affiliates (other than the Companies), on the other hand, will automatically terminate in their entirety effective as of the Closing without any further actions by the parties and thereby be deemed voided, cancelled and discharged in their entirety.  Without limiting the generality of the foregoing, except with respect to the agreements and arrangements listed in Section 7.13 of the Disclosure Schedule effective upon the Closing, all intercompany accounts among the Companies, on the one hand, and Seller and their Affiliates (other than the Companies), on the other hand, that then remain outstanding will be terminated, voided, cancelled and discharged.  Additionally, Clearfield Energy and Michael A. Park hereby agree to terminate that certain Executive Employment Agreement, dated May 1, 2011, between Clearfield Energy and Michael A. Park on or prior to the Closing Date, upon which termination all liabilities and obligations of Clearfield Energy to Mr. Park under that Executive Employment Agreement will automatically terminate and be deemed entirely voided, cancelled and discharged.

Section 7.14                            Release.

(a)                                 Effective on and as of the Closing, Seller, for itself and its Affiliates (excluding the Companies, but including each current and past officer, director and shareholder of each Company, Seller and its Affiliates) and its and their respective successors and assigns, and each Individual Owner, hereby unconditionally and irrevocably releases, waives and forever discharges Buyer and each Company and their respective Affiliates and their respective agents, employees, representatives, officers, directors, managers, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Seller Released Parties”), from any and all debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever (whether known or unknown, contingent or fixed, accrued or unaccrued) in connection with or otherwise related to the Companies or their respective businesses (other than claims by Seller for indemnification which Seller is entitled to make pursuant to Article X or for any liabilities or obligations of Buyer under this Agreement or for any agreements or arrangements that this Agreement expressly provides will continue after Closing) (collectively, the “Seller Released Claims”) that Seller, its Affiliates (excluding the

Companies, but including each current and past officer, director and shareholder of each Company, Seller and its Affiliates) or its and their respective successors or assigns, has or claims to have now or arising in the future out of events or circumstances accruing on or before the Closing Date against any or all of Seller Released Parties.  Seller further agrees not to file or bring any claim, suit, action, complaint or arbitration with respect to Seller Released Claims and Seller agrees to indemnify, defend and hold harmless the Seller Released Parties from Seller Released Claims brought by Seller or its Affiliates (excluding the Companies, but including each current and past officer, director and shareholder of each Company, Seller and its Affiliates) or its and their respective successors or assigns.

(b)                                 Effective on and as of the Closing, Buyer, for itself and its Affiliates (including the Companies) and its and their respective successor and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Seller and its respective Affiliates and their respective agents, employees, representatives, officers, directors, managers, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Buyer Released Parties”), from any and all debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever (whether known or unknown, contingent or fixed, accrued or unaccrued) in connection with or otherwise related to the Companies or their respective businesses (other than claims by Buyer for indemnification which Buyer is entitled to make pursuant to Article X or for any liabilities or obligations of Seller or the Individual Owners under this Agreement or for any agreements or arrangements that this Agreement expressly provides will continue after Closing) (collectively, the “Buyer Released Claims”) that Buyer, its Affiliates (including the Companies) or its and their respective successor or assigns has or claims to have now or arising in the future out of events or circumstances accruing on or before the Closing Date against any or all of Buyer Released Parties.  Buyer further agrees not to file or bring any claim, suit, action, complaint or arbitration with respect to any Buyer Released Claim and Buyer agrees to indemnify, defend and hold harmless the Buyer Released Parties from any Buyer Released Claims brought by Buyer, its Affiliates (including the Companies) or its and their respective successor or assigns.

Section 7.15                            Non-Competition; Non-Solicitation; Confidentiality.

(a)                                 Until the first anniversary of the Closing Date, Seller and each Individual Owner will not, and Seller will cause each of its Affiliates (collectively, the “Restricted Persons”) not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in crude oil, condensate, natural gas liquids and natural gas gathering, transportation, distribution or marketing, or water treatment or brine disposal (a “Restricted Business”) within the States of Ohio, Kentucky, Pennsylvania and West Virginia (the “Restricted Area”); provided, however, that no such Restricted Person will be deemed to be so competing by reason of: (i) ownership, management, operation, control or participation in the ownership, management, operation or control of the Excluded Companies to the extent the business of the Excluded Companies is the business conducted by the companies as of the date of this Agreement, or (ii) the acquisition, directly or indirectly (including by purchase, exchange, joint venture, merger or otherwise) of a Restricted Business so long as the amount of the consideration in that acquisition that is allocated to assets within the Restricted Area is no more than 10% of the aggregate consideration in the overall transaction, or (iii) owning securities in companies listed on the New York Stock Exchange, the American Stock Exchange, or quoted on the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or any other securities exchange in the United States or any other country, provided that the direct and beneficial ownership of any class of securities in any of such entities by any such Restricted Person is not more than 10% of the aggregate number of outstanding shares, units or interests of such class of securities.

(b)                                 For a period of one (1) year following the Closing Date, neither Seller nor any of its Affiliates nor any Individual Owner will solicit, raid, encourage, entice or induce, directly or indirectly, any Company Employee employed by Buyer or any of its Affiliates, to (i) terminate his or her employment with Buyer or any of its Affiliates, (ii) refrain from extending or renewing the same (upon the same or new terms), (iii) refrain from rendering services to or for Buyer or any of its Affiliates, (iv) become employed by or to enter into contractual relations with any persons other than Buyer or any of its Affiliates, or (v) enter into an employment or contractual relationship with a competitor of Buyer or any of its Affiliates; provided that the foregoing shall not prohibit solicitations through advertisements and other customary employment marketing practices which are not targeted to any Company Employees.

(c)                                  Until the first anniversary of the Closing Date, Seller and each Individual Owner will not, and Seller will cause each other Restricted Person and their respective officers, directors, consultants, employees and advisors not to, directly or indirectly, (i) disclose, reveal, divulge or communicate to any Person, any Confidential Information (as defined below) other than: (x) to authorized officers, directors, consultants, employees and advisors of Seller and Seller’s Affiliates that have a reasonable need to know and that agree to maintain the confidentiality of Confidential Information in accordance with this Agreement and (y) as reasonably required, to exercise any rights or obligations or in connection with any dispute under this Agreement or (ii) use or otherwise exploit any Confidential Information for its own benefit or for the benefit of anyone other than Buyer. The Restricted Persons will not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order.  For purposes of this Section 7.15(c), “Confidential Information” shall mean any confidential information that applies solely to any Company or any of the Assets, including, to the extent applicable, customers, customer lists, products, prices, fees, costs, trade secrets, plans, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Closing Date or (ii) becomes generally available to the public or Seller or a Restricted Party other than as a result of a disclosure not otherwise permissible under this Agreement.

(d)                                 The covenants and undertakings contained in this Section relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, without the necessity of proving actual damages, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this

Section.  The rights and remedies provided by this Section are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.  If Buyer were to seek damages for any breach of this Section, the portion of the Adjusted Purchase Price which is allocated by the parties hereto to the foregoing covenant, if any, shall not be considered a measure of or limit on such damages.

(e)                                  The parties to this Agreement agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

Section 7.16                            Acquisition Proposal.  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Seller and the Companies will not, and Seller and the Companies will cause their Affiliates, and their respective directors, officers, employees, representatives, consultants, advisors or agents (collectively, the “Company Parties”) not to, directly or indirectly, (a) solicit, initiate, or knowingly encourage any Acquisition Proposal (as defined below), (b) engage in discussions or in negotiations regarding an Acquisition Proposal with any person or entity, or (c) disclose any nonpublic information relating to any of the Companies or the Assets to any person or entity that is considering making or has made an Acquisition Proposal.  If any of the Company Parties receives any Acquisition Proposal after the date of this Agreement, Seller must immediately communicate to Buyer that an Acquisition Proposal has been received.  The term “Acquisition Proposal” means any offer or proposal for, or any indication of interest (other than from Buyer) in, a merger, sale, consolidation or other business combination involving any of the Companies, or any of the Assets, or the acquisition of any equity interest in any of the Companies.  Notwithstanding the above, the restrictions in this Section do not apply to any of the Excluded Companies or the Excluded Assets.

Section 7.17                            Confidentiality of Others.  Effective immediately prior to Closing, Seller or the Companies, as applicable, shall assign to one or more of the Companies, all rights under any transferable confidentiality and/or non-disclosure agreements entered into in connection with any attempt by Seller to market or sell the Assets or the Companies.  From and after Closing, upon Buyer’s written request and at Buyer’s sole cost, Seller will reasonably cooperate with Buyer to enforce any non-transferable agreements with other Persons with respect to the confidentiality and non-disclosure of confidential information of the Companies.

Section 7.18                            Inactive Easements.  If, at any time within the ten (10)-year period following the Closing Date, Buyer (or any of its Affiliates, including the Companies) sells or uses for the ownership, use, operation or maintenance of any of its assets or properties any of the rights-of-way, easements, leases and servitudes identified on Section 7.18 of the Disclosure Schedule (each, an “Inactive Easement”), then Buyer will pay Seller for that Inactive Easement so used or sold an amount equal to ten dollars ($10.00) per linear foot used or sold included in that Inactive Easement within ten (10) days of such use or sale.  Within fifteen (15) days of each of the ten anniversaries of the Closing Date, Buyer shall provide Seller with a report listing each Inactive Easement sold or used in the prior annual period and the total linear feet used or sold included in each such Inactive Easement.  Buyer shall provide Seller with reasonable access to the books and records of Buyer and its Affiliates with respect to the Inactive Easements to the extent reasonably requested by Seller in order to audit the reporting of and payment for the use or sale of such Inactive Easements as required herein, provided, however, Seller shall not be permitted to perform more than one (1) audit in any quarterly period.  Within thirty (30) days following the expiration of that ten (10)-year period, Buyer will pay to Seller (a) $10,000,000 less (b)(i) any amounts paid by Buyer to Seller for Inactive Easements under this Section 7.18 and (ii) any amounts owed to Buyer or any Buyer Indemnitee for any unsatisfied liability or obligation of Seller or any Individual Owner under this Agreement.

Section 7.19                            Title Review of LDC Properties and Title Defects.

(a)                                 For purposes of this Agreement, the term “Title Defect” means: (i) any matter identified on Section 4.18(e) of the Disclosure Schedule and designated as a “Title Defect” and (ii) any breach by Seller of Section 4.18(b), Section 4.18(c), Section 4.18(d), or Section 4.18(e) with respect to the LDC Properties identified by Buyer prior to the expiration of the LDC Properties Title Review Period in accordance with its review of the LDC Properties following execution of this Agreement.

(b)                                 As soon as reasonably practical after the execution of this Agreement, but in no event later than 5:00 p.m. (CST) on June 1, 2012 (the “LDC Properties Title Review Period”), Buyer will notify Seller of any matter that is a Title Defect with respect to the LDC Properties (an “LDC Properties Title Defect Notice”). Seller will notify Buyer within five (5) days following Seller’s receipt of an LDC Properties Title Defect Notice of whether Seller will: (i) attempt to cure the Title Defect identified in that notice; or (ii) accept a downward adjustment in the Purchase Price equal to an amount mutually agreeable to Seller and Buyer for that Title Defect, which, in the case of Easements, will be an amount equal to ten dollars ($10.00) per linear foot included in that Easement.

(c)                                  Except for any Title Defect for which Seller elects to accept a downward adjustment in the Purchase Price in accordance with Section 7.19(b), Seller will use its commercially reasonable efforts, at Seller’s sole cost and expense, to cure all Title Defects (whether a Title Defect as defined under clause (i) or (ii) of Section 7.19(a)) on or prior to Closing in a manner that is reasonably acceptable to Buyer.  If, despite Seller’s commercially reasonable efforts, Seller is unable to cure a Title Defect prior to Closing and the Purchase Price is adjusted for that Title Defect at Closing, Seller will have no further liability or obligation to Buyer or any other Buyer Indemnitee under this Agreement with respect to that Title Defect.  If, despite Seller’s commercially reasonable efforts, Seller is unable to cure a Title Defect prior to Closing and the Purchase Price is not adjusted for that Title Defect at Closing, Seller will use its commercially reasonable efforts, at Seller’s sole cost and expense, to cure the Title Defect within 90 days following the Closing Date.  If Seller has not cured the Title Defect within that 90-day period, the Adjusted Purchase Price will be decreased by an amount mutually agreeable to Seller and Buyer for that Title Defect (which, in the case of Easements, will be an amount equal to ten dollars ($10.00) per linear foot included in that Easement) and Seller will have no further liability or obligation to Buyer or any other Buyer Indemnitee under this Agreement with respect to that Title Defect.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 8.1                                   Conditions to Obligations of Seller and the Companies.  The obligations of Seller and the Companies to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by Seller) on or prior to the Closing Date (and, if fulfilled prior to the Closing Date, that condition must remain fulfilled on the Closing Date) of each of the following conditions:

(a)                                 As of the Closing Date, each of the representations and warranties of Buyer contained in this Agreement is true and correct in all material respects (other than those representations and warranties of Buyer that are qualified as to materiality, which will be true and correct in all respects), except: (i) as affected by transactions permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty will have been true and correct in all material respects as of such specified date.

(b)                                 Buyer has performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                                  Seller and the Companies have received a certificate executed by a duly authorized officer of Buyer dated the Closing Date, certifying that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied.

(d)                                 On the Closing Date, no Proceeding (excluding any Proceeding initiated by Seller or any Company or any of their Affiliates) is pending or threatened in writing seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

(e)                                  No order, writ, injunction or decree of any court or any Governmental Entity of competent jurisdiction has been entered and remains in effect, and no statute, rule, regulation or other requirement has been promulgated or enacted and is in effect that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.

(f)                                   Seller and the Companies have received from Buyer or any other party all other agreements, instruments, documents and payments that are required by the terms of this Agreement to be executed or delivered to Seller or the Companies, prior to or in connection with the Closing, including those described in Section 2.2(b).

(g)                                  The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired or terminated under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(h)                                 The value of all Title Defects with respect to the LDC Properties does not equal more than ten percent (10%) of the Purchase Price.

Section 8.2                                   Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date (and, if fulfilled prior to the Closing Date, that condition must remain fulfilled on the Closing Date) of each of the following conditions:

(a)                                 As of the Closing Date, each of the representations and warranties of Seller contained in Article III and Article IV (other than breaches of Section 4.18(b), (c), (d) and (e) with respect to the LDC Properties) is true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality, which will be true and correct in all respects), except (i) as affected by transactions contemplated or permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty will have been true and correct as of such specified date.

(b)                                 Seller and the Companies have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)                                  Buyer has received (i) a certificate by a duly authorized officer of each of Seller dated the Closing Date, certifying that the conditions described in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)                                 On the Closing Date, no Proceeding (excluding any Proceeding initiated by Buyer or any of its Affiliates) is pending or threatened in writing seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

(e)                                  Seller has obtained a release of any and all Liens on the Clearfield Stock, the Subsidiary Stock or the Assets (other than Permitted Liens), to be effective on or before Closing, and has delivered evidence thereof to Buyer.

(f)                                   No order, writ, injunction or decree will have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement will have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.

(g)                                  Buyer has received from Seller, the Companies or any other party all other agreements, instruments and documents that are required by the terms of this Agreement to be executed or delivered to Buyer, prior to or in connection with the Closing, including those described in Section 2.2(a).

(h)                                 The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(i)                                     All consents identified in Section 3.5 of the Disclosure Schedule and Section 4.7 of the Disclosure Schedule have been obtained and will be in effect at Closing.

(j)                                    Buyer has completed its Phase II investigation in accordance with Section 7.1 and Buyer has received the Phase II Report.

(k)                                 Since the date of this Agreement, the Companies have not experienced a Material Adverse Effect.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1                                   Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)                                 by mutual written consent of Seller and Buyer; or

(b)                                 by either Seller or Buyer, if:

(i)                                     the Closing has not occurred on or before September 30, 2012, unless such failure to close is due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

(ii)                                  there is any statute, rule, or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or a Governmental Entity has issued a final and non-appealable Order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

(c)                                  by Seller, if (i) Buyer has failed to fulfill any of its material obligations under this Agreement; or (ii) any of the representations and warranties of Buyer contained in this Agreement are not true and correct in all material respects and, in the case of each of clauses (i) and (ii) such failure, misrepresentation, or breach of warranty has not been cured within ten (10) days after written notice thereof from Seller to Buyer; provided, however, if such failure, misrepresentation or breach of warranty is curable but cannot be cured within such ten (10)-day period, Seller cannot terminate this Agreement under this Section for such failure, misrepresentation or breach of warranty so long as Buyer is using its Reasonable Efforts to cure; or

(d)                                 by Buyer, if (i) either Seller or any Company has failed to fulfill any of its material obligations under this Agreement, (ii) any of the representations and warranties of Seller contained in Article III or Article IV are not true and correct in all material respects (other than those that are qualified by materiality or Material Adverse Effect, which must be true and correct in all respects), or (iii) the Companies experience a Material Adverse Effect, in the case of each of clauses (i), (ii) or (iii), such failure, misrepresentation or breach of warranty or Material Adverse Effect has not been cured within ten (10) days after written notice thereof from Buyer to Seller and the Companies; provided, however, if such failure, misrepresentation, breach of warranty or Material Adverse Effect cannot be cured within such ten (10)-day period, Buyer cannot terminate this Agreement under this Section for such failure, misrepresentation, breach or Material Adverse Effect so long as Seller or the Companies are using Reasonable Efforts to cure.

Section 9.2                                   Effect of Termination.  If this Agreement is terminated in accordance with Section 9.1 by Seller, on the one hand, or Buyer, on the other, written notice of the termination will promptly be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become void and have no effect, except that the agreements contained in this Article IX, in Section 7.1(b), Section 7.2 and Section 7.8, and in Articles XI and XII will survive the termination hereof.  Nothing contained in this Section will relieve Buyer or Seller from liability for Damages incurred as a result of their breach of this Agreement.

Section 9.3                                   Waiver.  Seller and the Companies, on the one hand, or Buyer, on the other, may: (a) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant to this Agreement, or (b) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained in this Agreement. Any agreement on the part of a party to this Agreement to any such waiver will be valid only if set forth in an instrument in writing signed by or on behalf of that party. No failure or delay by a party to this Agreement in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

ARTICLE X
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
INDEMNIFICATION; LETTER OF CREDIT

Section 10.1                            Survival.

(a)                                 Each covenant and agreement of the parties to this Agreement that is contained in this Agreement will survive the Effective Time and the Closing Date for the period of the statute of limitation (plus any extensions or waivers thereof) applicable to that covenant or agreement, other than this Article X, which will survive indefinitely. The representations and warranties of the parties to this Agreement that are contained in this Agreement will survive the Effective Time and the Closing Date as follows: (i) the Specified Representations and Warranties of Seller and the representations and warranties of Buyer in Article V will survive Closing indefinitely; and (ii) all other representations and warranties of Seller contained in this Agreement (except for Seller’s representations and warranties in Section 4.12 (Taxes)) will survive for a period of eighteen (18) months after the Effective Time, and (iii) the representation and warranties of Seller in Section 4.12 (Taxes) will survive Closing and shall expire thirty (30) days following the expiration of the applicable statute of limitations (the end of the survival period specified in each of Sections 10.1(a)(i), (a)(ii) and (a)(iii) being an “Expiration Date”); provided that any representation or warranty as to which a claim is asserted in compliance with this Article X prior to the applicable Expiration Date shall survive until such claim and the indemnity with respect thereto are resolved.

(b)                                 No party to this Agreement will have any indemnification obligation pursuant to this Article X or otherwise in respect of any representation, warranty or covenant that survives Closing unless it has received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought on or before the applicable Expiration Date. Such notice will set forth with reasonable specificity to the extent reasonably known at that time (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate will not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

Section 10.2                            Indemnification by Seller and the Individual Owners.  Subject to the terms and conditions of this Article X, from and after Closing, Seller and each Individual Owner, jointly and severally, will indemnify, defend and hold harmless Buyer, its Affiliates (including the Companies), and their respective directors, managers, partners, officers, agents, employees, successors and assigns (“Buyer Indemnitees”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any Buyer Indemnitee, directly or indirectly, by reason of or resulting from (a) any breach by Seller of any of the representations and warranties contained in this Agreement or the certificate delivered by Seller pursuant to Section 8.2(c) and for which notice is received by Seller in accordance with Section 10.1 before the Expiration Date applicable to the representation or warranty that Buyer alleges has been breached (and following the determination of whether any such representations or warranties have been breached, and solely for purposes of determining the Damages attributable to such breach, each such representation and warranty and any qualification with respect thereto contained in the Disclosure Schedule will be read without regard or giving effect to any “material,” “Material Adverse Effect,” “materiality” or “substantial” qualifications, or words of similar meaning, that may be contained therein), (b) any breach by Seller of any covenant or agreement contained in this Agreement other than the covenants contained in Section 7.4 or Section 7.5 or (c) any Excluded Liabilities.

Neither Seller nor any Individual Owner will have any right of contribution against any Company with respect to any breach by any Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.3                            Indemnification by Buyer.  Subject to the terms and conditions of this Article X, from and after the Closing, Buyer will indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, managers, partners, officers, agents, employees, successors and assigns (“Seller Indemnitees”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from (a) any breach by Buyer of its representations, warranties, covenants and agreements contained in this Agreement or the certificate delivered by Buyer pursuant to Section 8.1(c) and (b) except to the extent Seller is required to indemnify the Buyer Indemnitees in accordance with Section 10.2, whether incurred or resulting from events or circumstances that occur before, on or after the Closing Date, the ownership and operation of the Companies and their respective properties and other assets, or any and all Damages in any way relating to the Companies.

Section 10.4                            Indemnification Proceedings.  If any claim or demand for which a party (an “Indemnifying Party”) would be liable to another party to this Agreement under Section 10.2 or Section 10.3 (“Indemnified Party”) is asserted against or sought to be collected from an

Indemnified Party by a third party, the Indemnified Party will with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article X, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party will have thirty (30) days from receipt of the above notice from the Indemnified Party (in this Section 10.4, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party will have the right to employ separate counsel at its own expense and to participate in the defense thereof.  If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party will be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense, and upon the approval (not to be unreasonably withheld, delayed or conditioned), of the Indemnifying Party.  If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnified Party there are one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party will be responsible for paying separate counsel for the Indemnified Party of its own choice, upon the approval (not to be unreasonably withheld, delayed or conditioned) of the Indemnifying Party; provided, however, that the Indemnifying Party will not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which will not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement thereof effected without its written consent (which will not be unreasonably withheld).  This Section 10.4 shall not apply to Tax Matters, which shall be governed by Section 7.7(e).

Section 10.5                            Exclusivity.  Seller, each Individual Owner, each Company and Buyer agree that after Closing, except as otherwise expressly provided in this Agreement, including in Section 7.15 and Section 11.10 of this Agreement, the sole and exclusive relief and remedy available to any party to this Agreement in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by a party to this Agreement or under any certificate, instrument, or document delivered pursuant to this Agreement: (a) will be Damages, and (b) any claim for those Damages can only be brought under, and in accordance with, the terms and provisions of this Article X, provided, that there shall be no such limitations on remedies with respect to claims involving fraud, intentional misrepresentation or willful misconduct.  Buyer or any other Buyer Indemnitee is entitled to payment from the Letter of Credit of any payment required to be made by Seller under this Article X.

Section 10.6                            Limitation of Liability.

(a)                                 This Section 10.6(a) does not apply to a breach of the Specified Representations and Warranties or to claims under Section 10.2(b) or Section 10.2(c).  Except for Damages arising from a breach of the Specified Representations and Warranties, Seller is not liable, and will not be required to indemnify or hold harmless the Buyer Indemnitees, on account of any Damages under Section 10.2(a), until the aggregate Damages arising from all breaches exceed one and one-half percent (1.5%) of the total Post-Closing Adjusted Purchase Price (the “Deductible”).  If Damages under Section 10.2(a) (other than the Specified Representations and Warranties for which Seller will be, subject to the conditions set forth in Section 10.6(b), liable to the full extent of all Damages under Section 10.2(a)) exceed the Deductible, then, subject to the limitations in Section 10.6(b), Seller will be liable to the full extent of all Damages under Section 10.2(a) in excess of the Deductible (other than the Specified Representations and Warranties for which Seller will be, subject to the conditions set forth in Section 10.6(b), liable to the full extent of all Damages under Section 10.2(a)).

(b)                                 This Section 10.6(b) does not apply to claims for indemnification relating to Excluded Liabilities under Section 10.2(c), which are not subject to any Deductible or Cap Limitation (as defined below).  Subject to all of the terms and conditions of this Article X, neither Seller nor any Individual Owner is liable to the Buyer Indemnitees, and the Buyer Indemnitees are not entitled to indemnification from Seller or any Individual Owner and the Buyer Indemnitees waive and release Seller and its Affiliates and each Individual Owner from any such liability for:  (a) all indemnifiable Damages under Section 10.2(a) (except for Damages arising from a breach of any of the Specified Representations and Warranties), in excess of $21,000,000, and (b) Damages arising from a breach of any of the Specified Representations and Warranties or arising under Section 10.2(b) in excess of the total Post-Closing Adjusted Purchase Price (the maximum limit in (a) or (b) as applicable being a “Cap Limitation”).  Seller is not liable for any Damages under Sections 10.2(a) or (b) in excess of the applicable Cap Limitation.

(c)                                  The Buyer Indemnitees’ right to make a claim for indemnification for any Damages shall be reduced by (i) any tax benefits to the Buyer Indemnitee or any other Affiliate of Buyer associated with such Damages, (ii) any insurance proceeds available to cover such Damages, whether or not the Buyer Indemnitee elects to make and process a claim under the applicable insurance policy or policies, and (iii) any proceeds recovered from a third party.  Buyer will use its commercially reasonable efforts to mitigate such Damages.

(d)                                 In no event shall Seller be liable for any amount that is specifically reflected as a liability of a Company on the Final Settlement Statement or the balance sheet underlying such statement.

Section 10.7                            Limited to Actual Damages.  The obligations of the parties under this Agreement, including the indemnification obligations of the parties provided in Section 7.1(f) and Article X, will be limited to actual Damages and will not include incidental, consequential, indirect, punitive, special or exemplary Damages or Damages for lost profits (except for lost profits that constitute direct damages with respect to a breach of Section 4.13 (Contracts)), provided that any incidental, consequential, indirect, punitive, special or exemplary Damages recovered by a third Person (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to Article X will be included in the Damages recoverable from the indemnitor under such indemnity.

Section 10.8                            Reliance.  Notwithstanding any right of Buyer to fully investigate the affairs of Seller and the Companies and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Seller, the Companies and the Individual Owners contained in this Agreement in connection with the transactions contemplated by this Agreement.

Section 10.9                            Tax Treatment of Indemnity Payments.  All indemnity payments made under this Agreement, including any payment made under Section 7.7(a), will be treated as Purchase Price adjustments for Tax purposes.

Section 10.10                     Letter of Credit.

(a)                                 At Closing, Seller will provide Buyer the Letter of Credit for the Letter of Credit Amount to secure payment of amounts owed under Section 1.3(c) and Section 1.3(d) and Seller’s indemnity obligations under Article X.  Buyer may draw against the Letter of Credit Amount only, as applicable, by: (i) agreement of Seller and Buyer, (ii) upon the final, non-appealable order of a Governmental Entity, or (iii) with respect to payment due Buyer pursuant to Section 1.3(d), upon a determination by the Referral Firm in accordance with Section 1.3(c) and if requested by Buyer pursuant to Section 1.3(d).  Seller and Buyer will execute and deliver written instructions to the issuer of the Letter of Credit or as otherwise required to implement the terms of this Section, including disbursement instructions for amounts owed to Buyer, if any, upon resolution of the Post-Closing Adjusted Purchase Price (if requested by Buyer pursuant to Section 1.3(d)) or any claim by Buyer for indemnification.  Seller will pay all fees and charges relating to the Letter of Credit.

(b)                                 The Letter of Credit Amount will be utilized solely to satisfy payment of amounts owed by Seller to Buyer under Section 1.3(d), if any (and if requested by Buyer pursuant to Section 1.3(d)), and any indemnification obligations of Seller and the Individual Owners under this Agreement, but the existence of the Letter of Credit or the Letter of Credit Amount in no way limits the parties’ payment obligations under Section 1.3(d) or Seller’s or any Individual Owner’s indemnification obligations under this Agreement.  The Letter of Credit shall, subject to clause (d) below, have a term of twelve (12) months commencing on the Closing Date (as may be extended in accordance with this Section, the “LC Term”).

(c)                                  If Buyer (or any other Buyer Indemnitee) asserts a claim for indemnification against Seller or any Individual Owner under Article X of this Agreement prior to the expiration of the LC Term and Seller does not dispute such claim, that Buyer Indemnitee shall be entitled to indemnification by Seller and the Individual Owners in accordance with Article X, and the Buyer Indemnitee shall have the right to draw from the Letter of Credit, and the parties will issue any required disbursement instructions for the distribution to the Buyer Indemnitee of, funds in an amount equal to the amount of Damages for which the Buyer Indemnitee is entitled for such claim under Article X.  If the amount to which the Buyer Indemnitee is entitled exceeds the Letter of Credit Amount by more than the amount equal to (i) $10,000,000 minus (ii) any amounts paid to Seller pursuant to Section 7.18 hereof, Seller and the Individual Owners are responsible for prompt payment to the Buyer Indemnitee of that excess amount.  If, however, Seller disputes a claim by a Buyer Indemnitee for indemnification, that Buyer Indemnitee shall receive from the Letter of Credit (and the parties will issue any required disbursement instructions for the distribution to the Buyer Indemnitee of) any undisputed amount, but shall not be entitled to receive any such disputed portion thereof from the Letter of Credit with respect to such claim prior to resolution of such dispute in accordance with this Agreement and, if such dispute extends beyond the expiration of the LC Term, Seller shall issue a replacement letter of credit for the disputed amount, and if Seller does not issue such replacement letter of credit, the parties shall issue disbursement instructions for the distribution of the disputed amount into a joint interest bearing account at PNC Bank, National Association to be held until resolution of the dispute.

(d)                                 Any payment required to be made to any Buyer Indemnitees pursuant to this Article X for indemnification claims made by any Buyer Indemnitee under Section 10.2 shall be paid first by release of all or a portion, as applicable, of the Letter of Credit Amount pursuant to the terms of the Letter of Credit and second by offset against amounts due Seller pursuant to Section 7.18 (including offset against amounts due Seller from Buyer under Section 7.18 for used or sold Inactive Easements).  Any payments required to be made to any Buyer Indemnitees following the date that is eighteen (18) months following the Closing Date pursuant to this Article X for indemnification claims made by any Buyer Indemnitee under Section 10.2(a) shall be satisfied first by offset against any amounts that due to Seller pursuant to Section 7.18 on and after the date that is eighteen (18) months after the Closing Date (including offset against amounts due Seller from Buyer under Section 7.18 for used or sold Inactive Easements).

ARTICLE XI
MISCELLANEOUS

Section 11.1                            Notices.  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto will be in writing and will be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) sent by a recognized prepaid overnight courier service (which provides a receipt), or (d) sent by telecopy, facsimile transmission or electronic mail (followed by delivery under the methods provided in either clause (a) or (b) above), with receipt confirmed by telecopy machine, to the parties at the following addresses (or at such other addresses as specified by the parties by like notice):

If to Seller or any Company:

Mr. John J. Park

Cardinal Partners

230 Nassau Street

Princeton, New Jersey 08542

Fax. No.   (609) 683-0174

Electronic Mail: johnpark@cardinalpartners.com

With a copy to (which shall not constitute notice):

Martin A. Clarke

Dickstein Shapiro LLP

One Stamford Plaza

263 Tresser Boulevard, Suite 1400

Stamford, Connecticut 06901

Fax No. 203.883. 9661

Electronic Mail: clarkem@dsmo.com

Mary J. Mullany

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Fax No. 215.864.8999

Electronic Mail: mullany@ballardspahr.com

If to Buyer:

Crosstex Energy Services, L.P.

2501 Cedar Springs, Suite 100

Dallas, Texas 75201

Attention: General Counsel

Fax No. 214.953.9501

Electronic Mail: Joe.Davis@CrosstexEnergy.com

With a copy to (which shall not constitute notice):

Mack Matheson & Marchesoni PLLC

4925 Greenville Ave., Suite 880

Dallas, Texas 75206

Attention: Tiffany Marchesoni

Fax No. 214.378.6406

Electronic Mail: tmarchesoni@mackmatheson.com

Section 11.2                            Entire Agreement.  This Agreement (including the Disclosure Schedule and Exhibits) and other writings referred to in, or delivered pursuant, to this Agreement, constitute the entire agreement between Buyer, Seller and the Companies with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, between Seller, the Companies and Buyer with respect to the subject matter of this Agreement. Seller, the Companies and Buyer each acknowledge that no other party to this Agreement, nor any agent or attorney of any other party to this Agreement, has made any promise, representation or warranty whatsoever not contained herein, and that none of Buyer, Seller or the Companies have executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty not contained in this Agreement.

Section 11.3                            Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by all the parties to this Agreement.

Section 11.4                            Binding Effect; Assignment; No Third Party Benefit.  This Agreement will be binding upon and inure to the benefit of Seller, the Companies and Buyer and their respective legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties to this Agreement without the prior written consent of the other parties, which consent may be withheld in such party’s sole judgment; provided, however, without the consent of Seller or any Company (but effective only upon written notice to Seller and the Companies accompanied by a fully executed copy of the assignment), Buyer may, without relieving it of its obligations hereunder, (a) assign this Agreement and its rights and obligations to any one or more Affiliates of Buyer that agree in writing to assume all obligations and liabilities of Buyer under this Agreement and/or (b) collaterally assign this Agreement to any Person providing financing to Buyer. Seller may assign its right to any payments hereunder to any one or more Affiliates of or successors to Seller upon written notice to Buyer. Except as provided in Section 7.6 and Article X, nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the parties to this Agreement, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.5                            Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement will be considered divisible and such provision will be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement will remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision will be deemed to be so limited and will be enforceable to the maximum extent permitted by Applicable Law.

Section 11.6                            GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY DELAWARE COURT OF COMPETENT JURISDICTION FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT SUCH COURTS SHALL BE THE EXCLUSIVE FORUM FOR RESOLVING ANY DISPUTE OR CONTROVERSY UNDER OR WITH RESPECT TO THIS AGREEMENT.

Section 11.7                            Further Assurances.  From time to time following the Closing, at the request of any party to this Agreement and without further consideration, the other party or parties to this Agreement will execute and deliver to the requesting party such instruments and documents and take other actions (but without incurring any material financial obligation) as the requesting party reasonably requests in order to consummate more fully and effectively the transactions contemplated by this Agreement, including, but not limited to, cooperation in the preparation, execution and filing of any certifications or other documentation required by any

Governmental Entity relating to the change in ownership of the Companies or the Assets as contemplated under this Agreement.

Section 11.8                            Counterparts.  This Agreement may be executed in any number of identical counterparts, each of which for all purposes will be deemed an original, and all of which will constitute collectively, one agreement. It is not necessary that each party to this Agreement execute the same counterpart so long as identical counterparts are executed by each party. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 11.9                            Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.10                     Specific Performance.  The parties to this Agreement recognize that in the event one or more of Seller or Companies should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate.  Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, and without the necessity of proving actual damages have resulted or would result in the absence thereof, to obtain specific performance of the terms of this Agreement.  In the event of any action to enforce this Agreement specifically, each of Seller and the Companies hereby waives the defense that there is an adequate remedy at law.   In no event will any of Seller or the Companies be entitled to seek specific performance with respect to any obligations of Buyer arising under this Agreement.

ARTICLE XII
DEFINITIONS AND REFERENCES

Section 12.1                            Certain Defined Terms.  When used in this Agreement, the following terms will have the respective meanings assigned to them in this Section 12.1 or in the section, subsections or other subdivisions referred to below:

“2012 Audited Financial Information” means the consolidated audited financial statements of Clearfield Energy and its subsidiaries for the fiscal year ended March 31, 2012, prepared by Seller’s auditors, Kreischer Miller, and containing no GAAP exceptions in the auditors’ opinion delivered therewith.

“Accrued Entitlements” has the meaning set forth in Section 7.6(j).

“Acquisition Proposal” has the meaning set forth in Section 7.16.

“Adjusted Purchase Price” has the meaning set forth in Section 1.2.

“Affected Participants” has the meaning set forth in Section 7.6(h).

“Affiliate” means any person directly or indirectly controlling, controlled by or under common control with a Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Affiliate Employee” has the meaning set forth in Section 4.16(a).

“Agreement” means this Stock Purchase and Sale Agreement (including all exhibits and schedules attached hereto), including any subsequent amendments or modifications made in accordance with the terms hereof.

“Agreement of Owners” and “Agreements of Owners” have the meaning set forth in Section 2.2(a)(xi).

“Appalachian Oil” has the meaning set forth in the introductory paragraph.

“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity and applicable to (i) Seller, the Companies and their business generally, including the Assets or (ii) this Agreement and the transactions contemplated by this Agreement.

“Applicable TSA Period” has the meaning set forth in Section 7.6(h).

“Assets” means all of the assets and properties owned, used or held for use by any Company as of the date of this Agreement (other than the Excluded Assets), including, but not limited to:  (a) approximately 120 miles of 8-inch crude oil gathering pipeline (reducing at some places to 6 inches) at the locations sets forth in Section 12.1 of the Disclosure Schedule, together with all appurtenant equipment and facilities, line pack, crude oil, crude oil inventories, and other Hydrocarbons (including condensate) located in said pipeline; (b) approximately 80 miles of 4-inch crude oil gathering pipeline at the locations set forth in Section 12.1 of the Disclosure Schedule, together with all appurtenant equipment and facilities, line pack, crude oil, crude oil inventories, and other Hydrocarbons (including condensate) located in said pipeline; (c) approximately 150 crude oil, condensate and brine transportation trucks, including 36 Bobtails, 38 transport trucks and 76 light trucks, and 37 trailers; (d) approximately 100,000 barrels per day of crude oil/condensate stored at the above-ground storage facilities at the locations set forth in Section 12.1 of the Disclosure Schedule; (e) a barge loading facility, referred to as Bells Run, at the location set forth in Section 12.1 of the Disclosure Schedule; (f) a 10 spot rail loading terminal at the location set forth in Section 12.1 of the Disclosure Schedule; (g) brine disposal wells; (h) the Easements, the Real Property Leases and the Real Property Interests; (i) Permits; and (j) any and all contracts or agreements to which any of the Companies is a party, including the Commercial Contracts.

“Benefit Arrangement” means any employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits which (i) is not an Employee Benefit Plan, (ii) is entered into, maintained, or contributed to, as the case may be, by Seller, any Company or any of their Affiliates, and (iii) covers any employee or former employee of Seller, any Company or any of their Affiliates.

“Business Employee” has the meaning set forth in Section 7.6(b).

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Deferred Contribution Plan” has the meaning set forth in Section 7.6(k).

“Buyer Indemnitees” has the meaning set forth in Section 10.2.

“Buyer Plan” has the meaning set forth in Section 7.6(i).

“Buyer Released Claims” has the meaning set forth in Section 7.14(b).

“Buyer Released Parties” has the meaning set forth in Section 7.14(b).

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of Texas are authorized or required to be closed for business.

“Cap Limitation” has the meaning set forth in Section 10.6(b).

“CAA” has the meaning set forth in Section 4.14(h).

“CERCLA” has the meaning set forth in Section 4.14(h).

“Clearfield Energy” has the meaning set forth in the introductory paragraph.

“Clearfield Holdings” has the meaning set forth in the introductory paragraph.

“Clearfield Ohio” has the meaning set forth in the introductory paragraph.

“Clearfield Stock” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“COBRA” has the meaning set forth in Section 7.6(i).

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.

“Commercial Contracts” means all agreements of the Companies for the gathering, transportation, purchase, marketing, sale, disposal or other handling of crude oil, condensate or brine.

“Company” and “Companies” each has the meaning set forth in the introductory paragraph.

“Company Contracts” has the meaning set forth in Section 4.13(a).

“Company Employee” has the meaning set forth in Section 4.16(a).

“Company Parties” has the meaning set forth in Section 7.16.

“Confidentiality Agreement” means that certain confidentiality agreement dated as of November 29, 2011, by and between Buyer and Seller.

“Confidential Information” has the meaning set forth in Section 7.15(c).

“Continuation Period” has the meaning set forth in Section 7.6(m).

“Continued Plans” has the meaning set forth in Section 7.6(h).

“Continuing Employees” has the meaning set forth in Section 7.6(h).

“Current Assets” means “current assets” as defined by GAAP, but excluding accounts receivable of the Companies that are ninety (90) days or more past due as of the Effective Time.

“Current Liabilities” means “current liabilities” as defined by GAAP.

“Damages” means any and all damages, losses, deficiencies, liabilities, payments, penalties, assessments, disbursements, fees, costs and expenses (including reasonable attorneys’ fees and expenses), and also including those arising from any and all claims, actions, suits, demands, assessments, Proceedings, audits, fines, settlements, or judgments and the costs of investigation, defense and preparation relating to any of the foregoing.

“Deductible” has the meaning set forth in Section 10.6(a).

“Disclosure Schedule” means that certain Disclosure Schedule dated as of even date herewith furnished by the Companies to Buyer contemporaneously with the execution and delivery of this Agreement.

“Easements” means any and all rights-of-way, easements, leases and servitudes that are used for the location, operation, maintenance, repair, replacement, use or ownership of the active and in-use pipelines included in the Assets.

“Eastern” has the meaning set forth in the introductory paragraph.

“Effective Time” has the meaning set forth in Section 2.2(a)(ii).

“Emergency” means an emergency situation which presents a direct risk of human injury or loss of life or of material loss, damage or destruction of property or tangible assets.

“Employee Benefit Plan” means any (i) bonus, vacation entitlement, commission, fee, directors compensation, stock option, stock purchase, incentive compensation, deferred compensation, employment, consultant, change in control, retention, severance, unemployment compensation or other similar compensation or benefits for any current or former employee, director, officer, consultant or agent of Seller, any Company or any of their ERISA Affiliates, whether written or unwritten, (ii) retirement, stock bonus, profit sharing, supplementary retirement, excess benefit, savings or similar benefit for any current or former employee, director, officer, consultant or agent of Seller, any Company or any of their ERISA Affiliates, whether written or unwritten, or (iii) insurance, health, welfare, disability, travel, hospitalization, medical, dental, dependent care, long-term nursing care, legal, counseling, eye care, fringe benefits or other similar benefits for any current or former employee, director, officer, consultant or agent of Seller, any Company or any of their ERISA Affiliates, whether written or unwritten, to which any Company sponsors, maintains, contributes, or is obligated to contribute, or has any liability, contingent or otherwise.

“Environmental Laws” means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the control of any pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful (including Hazardous Materials).

“Environmental Liabilities” has the meaning set forth in Section 4.14(g).

“Environmental Permits” has the meaning set forth in Section 4.14(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor statute thereto, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.16(d).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.3(b).

“Estimated Closing Working Capital” has the meaning set forth in Section 1.3(b).

“Excluded Assets” has the meaning set forth in Section 7.11.

“Excluded Companies” mean AOP Clearwater, Inc., a Delaware corporation, Eastern Gas & Water Investment Company, a Delaware corporation, Eastern Shore Gas Company, a Maryland corporation and The Eastern Shore Propane Company, a Delaware corporation.

“Excluded Liabilities” means the following liabilities and obligations (regardless whether any such matter(s) have been disclosed on the Disclosure Schedule or would be required to be disclosed on a balance sheet and including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability related to such liability or obligation):

(a)                                 any Damages that are attributable to the establishment, operation or termination of an Employee Benefit Plan or Benefit Arrangement by Seller or any of Seller’s Affiliates (including the Companies prior to Closing), as applicable, prior to or after Closing, including the termination of the Seller Profit Sharing Plan and the Seller Pension Plan, the termination of the Seller Retiree Welfare Arrangements with respect to current employees of the Companies as of the execution date of this Agreement, and any benefits provided to the Remaining SRWA Participants prior to, on or after the Closing; and

(b)                                 all Taxes related to any Company or the Subsidiaries or their respective businesses for which Seller is responsible pursuant to Section 7.7(a); and

(c)                                  any Damages relating to the propane distribution business and other properties, assets and companies previously sold by the Companies; and

(d)                                 any Damages relating to the Excluded Assets and/or the Excluded Companies; and

(e)                                  any Related Party payables with Seller; and

(f)                                   any Damages relating to the employee workers’ compensation claims identified on Section 4.16 of the Disclosure Schedule; and

(g)                                  fines and penalties, if any, associated with the matters set forth in Section 4.22(b) of the Disclosure Schedule.

“Expiration Date” has the meaning set forth in Section 10.1(a).

“Financial Information” has the meaning set forth in Section 4.9.

“Final Settlement Statement” has the meaning set forth in Section 1.3(c).

“Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, strike, lock out, activities of a combination of workmen or other labor difficulties, wars, insurrection, riot, acts of God or the public enemy, rationing, allocation, expropriation, requisition, confiscation or nationalization of some portion of the Assets by a Governmental Entity.

“GAAP” means generally accepted accounting principles in the United States of America from time to time.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, tribal or other governmental or quasi- governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

“Hazardous Materials” means (a) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of CERCLA, (b) any petroleum or petroleum products, (c) natural gas or liquefied natural gas, (d) radioactive materials (including naturally occurring radioactive material), urea formaldehyde, asbestos and PCBs and (e) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law, including, without limitation, the RCRA and the Clear Air Act.

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities.

“HSR Act” has the meaning set forth in Section 7.12.

“Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.

“Inactive Easement” has the meaning set forth in Section 7.18.

“Indebtedness” of any Person means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under capital leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under any hedge agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Individual Owners” shall mean Michael A. Park, Michael A. Park, Jr., John Park, Robert Park and Carol Park.  For the avoidance of doubt, Individual Owners shall not include any other Person or other equityholder of Seller.

“IRS” means the Internal Revenue Service.

“Key Customer” has the meaning set forth in Section 4.13(c).

“Key Producer” has the meaning set forth in Section 4.13(c).

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all actual information known, to (a) in the case of a Person who is an individual, such Person, (b) in the case of a Person (other than the Companies and Seller) which is a corporation or other entity, an executive officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person or (c) in the case of Buyer under Section 7.5(a), of Joe Davis and Jon Major or (d) in the case of the Companies and Seller for purposes of Article III, of the following:  Michael A. Park, Michael A. Park, Jr., John Park, Robert Park and Carol Park or (e) (i) in the case of the Companies and Seller (other than with respect to Section 3.6, Section 4.10, Section 4.13 and Section 4.16), of the following:  Michael A. Park, Michael A. Park, Jr., John Park, Robert Park, Carol Park, Brian Jonard, Louis Bonasso, Michael McKee and Dawn Seifried; and in the case of the Companies and Seller under Section 3.6, Section 4.10, Section 4.13 and Section 4.16, of the following:  Michael A. Park, Michael A. Park, Jr., John Park, Robert Park, Carol Park and Brian Jonard.

“KY Gathering” has the meaning set forth in the introductory paragraph.

“LC Term” has the meaning set forth in Section 10.10(b).

“LDCs” means Clearfield Ohio, Pike, Eastern and Southeastern.

“LDC Properties” the Real Property Interests, the Real Property Leases and the Easements owned, leased or held by any LDC or by any other Company for the business of the LDCs.

“LDC Properties Title Defect Notice” has the meaning set forth in Section 7.19(b).

“LDC Properties Title Review Period” has the meaning set forth in Section 7.19(b).

“Letter of Credit” means an irrevocable, non-transferrable letter of credit issued by a lending institution reasonably acceptable to Buyer for the benefit of Buyer and containing terms and conditions consistent with the terms of this Agreement and otherwise mutually acceptable to Seller and Buyer.

“Letter of Credit Amount” means $11,000,000.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, option or encumbrance of any kind.

“Material Adverse Effect” means any violation, inaccuracy, event, change, occurrence, circumstance or other matter or event that, individually or in the aggregate, has a material and adverse effect on the financial condition, capitalization, assets, liabilities, operations or financial performance of the Companies, taken as whole, provided that the following shall not be deemed to be included in the foregoing definition: (i) changes resulting from or required by this Agreement or announcement of the transactions contemplated hereby; (ii) changes in the national or world economy or financial markets that impact the industry as a whole, (iii) changes in conditions that affect the industries in which the Companies conduct business taken as a whole, and (iv) any effect resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any act of terrorism that impact the industry generally.

“Material Company Permits” has the meaning set forth in Section 4.11.

“M&B” has the meaning set forth in the introductory paragraph.

“Non-Party Owner” means Brian Jonard, unless Brian Jonard has executed an employment agreement with Buyer or its Affiliates at or prior to Closing, and Edward Slevin.

“Notice Period” has the meaning set forth in Section 10.4.

“Objection Notice” has the meaning set forth in Section 1.3(c).

“Official Plan Materials” has the meaning set forth in Section 7.6(d).

“Ohio Gathering II” has the meaning set forth in the introductory paragraph.

“Ohio Gathering III” has the meaning set forth in the introductory paragraph.

“OOGC” has the meaning set forth in the introductory paragraph.

“Order” means any order, judgment, injunction, final order, ruling or decree of any court or other Governmental Entity.

“Ordinary Course of Business” means occurring in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) and good industry practice, but including changes in the conduct of business, from time to time, in accordance with prudent industry practices.

“Park Consulting Agreement” has the meaning set forth in Section 2.2(a)(iv).

“Park Management Company” has the meaning set forth in Section 2.2(a)(iv).

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Permitted Liens” means:

(a)                                 Liens for Taxes that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company;

(b)                                 mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business that are not yet due and payable;

(c)                                  pledges or deposits under workers’ compensation legislation, unemployment insurance laws or similar laws;

(d)                                 cash deposits pledged by a Company to secure the performance by a Company of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the Ordinary Course of Business;

(e)                                  statutory or contractual landlord’s liens and banker’s liens;

(f)                                   unrecorded rights of use, easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, and logging rights on, over or through the applicable asset and other defects, imperfections or irregularities in title, or encumbrances on, the applicable asset that do not materially affect or impair the use or operation or the cost of operation of the asset to which they relate or the ability of any Company to conduct its business (as currently operated, used or conducted);

(g)                                  easements, rights-of-way, restrictions and other matters that are recorded in the county where the affected asset is located and zoning, land use, municipal planning, building codes or other applicable laws, rules, regulations, permits or ordinances regulating the use, development or occupancy of real property, including building and use restrictions and covenants;

(h)                                 any obligations or duties affecting such asset under a Permit listed in Section 4.14 of the Disclosure Schedule;

(i)                                     the terms and conditions of the instruments creating the asset;

(j)                                    Liens, easements and rights-of-way that do not materially restrict the use or operation or the cost of operation of such Company’s property or the ability of any Company to conduct its business (as currently operated, used or conducted); and

(k)                                 title defects that Buyer waives in writing.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, Governmental Entity or other entity having legal capacity.

“Phase II Report” has the meaning set forth in Section 7.1(a).

“Pike” has the meaning set forth in the introductory paragraph.

“Post-Closing Adjusted Purchase Price” has the meaning set forth in Section 1.3(d).

“Post-Closing Straddle Period” has the meaning set forth in Section 7.7(d).

“Post-Signing Event” has the meaning set forth in Section 7.5(b).

“Pre-Closing Returns” has the meaning set forth in Section 7.7(b).

“Pre-Closing Straddle Period” has the meaning set forth in Section 7.7(d).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

“Purchase Price” has the meaning set forth in Section 1.2.

“Qualified Plan” has the meaning set forth in Section 4.16(c).

“RCRA” has the meaning set forth in Section 4.14(h).

“Real Property Interests” has the meaning set forth in Section 4.18(a).

“Real Property Leases” has the meaning set forth in Section 4.18(c).

“Reasonable Efforts” means a party’s reasonable efforts in accordance with reasonable commercial practice, but does not require a party to take extraordinary or commercially unreasonable measures or incur any expense that is not commercially reasonable.

“Referral Firm” means the accounting firm of PricewaterhouseCoopers, or, if such firm shall decline or is unable to act or is not independent as to the parties to this Agreement at the time in question, such other independent, nationally recognized accounting firm as is mutually agreed upon by the parties to this Agreement, together with any experts such firm may require in order to settle a particular dispute.

“Related Party” means, with respect to Seller prior to Closing, the Companies and the Excluded Companies.

“Removed Employees” has the meaning set forth in Section 7.6(d).

“Restricted Area” has the meaning set forth in Section 7.15(a).

“Restricted Business” has the meaning set forth in Section 7.15(a).

“Restricted Persons” has the meaning set forth in Section 7.15(a).

“Retained Accounts Receivable” means all of a Company’s right, title and interest in and to any and all accounts receivable of that Company that are ninety (90) days or more past due as of the Effective Time.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Indemnitees” has the meaning set forth in Section 10.3.

“Seller Pension Plan” has the meaning set forth in Section 7.6(f).

“Seller Profit Sharing Plan” has the meaning set forth in Section 7.6(d).

“Seller Released Claims” has the meaning set forth in Section 7.14(a).

“Seller Released Parties” has the meaning set forth in Section 7.14(a).

“Seller Retiree Welfare Arrangements” has the meaning set forth in Section 7.6(g).

“Southeastern” has the meaning set forth in the introductory paragraph.

“Specified Representations and Warranties” means the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.3, 4.1, 4.3, 4.4, 4.5, 4.8, 4.19 and 4.22(b).

“Spin-Off Profit Sharing Plan” has the meaning set forth in Section 7.6(d).

“SRWA Participant” has the meaning set forth in Section 7.6(g).

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Straddle Period Returns” has the meaning set forth in Section 7.7(c).

“Subsidiary Stock” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means (i) any federal, state, local or foreign net income, alternative or add on minimum tax, gross income, gross receipts, Ohio Commercial Activity Tax, margin, sales, use, severance, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the relevant Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Tax authority (whether disputed or not); (ii) any liability of the relevant Person for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the relevant Person for payment of such amounts was determined or taken into account with reference to the liability of any other entity; and (iii) any liability of the relevant Person for the payment of any amounts as a result of being a party to any Tax sharing agreements or other contractual arrangements (whether or not written) binding on the relevant Person or with respect to the payment of any amounts of any of the foregoing types as a result of any obligation to indemnify any other Person.

“Tax Dispute Notice” has the meaning set forth in Section 7.7(c).

“Tax Matter” has the meaning set forth in Section 7.7(e).

“Tax Return” means any return, declaration, report, registration, claim for refund, or information return or statement relating to Taxes, including Forms W-2 and 1099, and including any schedule, attachment or amendment to any of the foregoing.

“Title Defect” has the meaning set forth in Section 7.19(a).

“Transfer Taxes” means sales, use, transfer, recordation or similar Taxes or fees, deed or stamp taxes, grantor or grantee’s taxes, recording charges, fees, and other similar costs or expenses of any kind imposed by any state or locality or any other Governmental Entity payable by virtue of the sale of the Clearfield Stock regardless of the Person on whom such Transfer Taxes are imposed by Applicable Law, specifically excluding, however, Seller’s income, franchise and similar Taxes.

“Transition Period” has the meaning set forth in Section 7.6(h).

“Transition Services Agreement” has the meaning set forth in Section 2.2(a)(iii).

“TSA Plans” has the meaning set forth in Section 7.6(h).

“WARN Act” has the meaning set forth in Section 7.6(c).

“Working Capital” of the Companies means, as of immediately prior to the Effective Time, the amount of Current Assets minus Current Liabilities of the Companies, as shown on the consolidated balance sheet of the Companies as of immediately prior to the Effective Time and determined in accordance with GAAP consistently applied, subject to the following:  (1) the Excluded Assets (including any current assets and current liabilities of the Excluded Companies or associated with the Excluded Assets) and intercompany accounts (including, any cash balances) eliminated pursuant to this Agreement will be excluded from the calculation; (2) the remaining and unpaid principal and accrued interest amounts determined in accordance with GAAP for all capital lease arrangements will not be included in the calculation; and (3) any current deferred tax assets and liabilities will not be included in the calculation.

Section 12.2                            References and Construction.

(a)                                 All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b)                                 Titles appearing at the beginning of any of such subdivisions are for convenience only and will not constitute part of such subdivisions and will be disregarded in construing the language contained in such subdivisions.

(c)                                  The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)                                 Words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender.

(e)                                  Examples will not be construed to limit, expressly or by implication, the matter they illustrate.

(f)                                   Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection will be construed to authorize such renewal, extension, modification, amendment or restatement.

(g)                                  The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(h)                                 No consideration will be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

[Remainder of Page Intentionally Left Blank—Signature Pages Follow]

This Agreement is executed by Seller, the Companies and Buyer, and the Individual Owners (for the purposes described below), on the date set forth above.

SELLER:

Energy Equity Partners, L.P.
By its general partner,
Park Management Company, Inc.

By:	/s/ Michael A. Park
Michael A. Park
President

INDIVIDUAL OWNERS:
(solely for purposes of
Section 7.14(a), Section 7.15 and Article X and, with respect to Michael A. Park only, Section 7.13)

/s/ Michael A. Park
Michael A. Park

/s/ Michael A. Park, Jr.
Michael A. Park, Jr.

/s/ John Park
John Park

/s/ Robert Park
Robert Park

/s/ Carol Park
Carol Park

[Signature Page to Stock Purchase and Sale Agreement]

COMPANIES:

Clearfield Energy, Inc.
Clearfield Holdings, Inc.
West Virginia Oil Gathering Corporation
Appalachian Oil Purchasers, Inc.

By:	/s/ John Park
John Park
President

Kentucky Oil Gathering Corporation
Ohio Oil Gathering Corporation II
Ohio Oil Gathering Corporation III
OOGC Disposal Company I
M&B Gas Services, Inc.
Clearfield Ohio Holdings, Inc.
Pike Natural Gas Company
Eastern Natural Gas Company
Southeastern Natural Gas Company

By:	/s/ Brian Jonard
Brian Jonard
President

BUYER:

Crosstex Energy Services, L.P.,
By its general partner,
Crosstex Operating GP, LLC

By:	/s/ Joe A. Davis
Joe A. Davis, Executive Vice
President and General Counsel

[Signature Page to Stock Purchase and Sale Agreement]